As filed with the Securities and Exchange Commission on January 25 , 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA BIOPHARMA, INC.
(Name of Small Business Issuer in its Charter)

Delaware	2834
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

75 Shuguang Road, Building B, Hangzhou, China 310007
(609) 651-8588
(Address and Telephone Number of Principal Executive Offices
and Principal Place of Business)

Peter Wang, Chief Executive Officer
75 Shuguang Road, Building B
Hangzhou, China 310007
(609) 651-8588
(Name, Address and Telephone Number of Agent for Service)

With a copy to:
Darren Ofsink, Esq.
Guzov Ofsink LLC
600 Madison Avenue
New York, New York 10022
(212) 371-8008

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.0001 per share	312,000,000 shares	(2)(3)	$0.0075	$2,340,000	$92

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices on January 23, 2008, as reported by the OTC Bulletin Board.

(2) The 312,000,000 shares of common stock are being registered (i) for resale by the selling stockholders following the issuance of such shares by us on the repayment of principal and interest due on our $3,000,000 Secured Convertible Promissory Notes due December 13, 2008 issued on December 13, 2006 (the “Notes”) and/or (ii) for resale by the selling stockholders following the issuance of such shares by the registrant upon conversion of the Notes by the selling stockholders at an effective conversion price of approximately $0.007 per share 75% of 0.0096 = .007, subject to adjustment in certain circumstances. As of January 9, 2008, the total principal and interest payments payable over the remaining term of the Notes were $2,137,391. The average closing bid price of our common stock for the five days prior to January 9, 2008 was $0.0096.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of its outstanding common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE
THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2008

PRELIMINARY PROSPECTUS

312,000,000 SHARES OF COMMON STOCK

CHINA BIOPHARMA, INC.

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 312,000,000 shares of our common stock following the issuance of such shares by us (i) on the repayment of principal and interest on our outstanding $3,000,000 Secured Convertible Promissory Notes due December 13, 2008 issued to the selling stockholders on December 13, 2006 and/or (ii) on the conversion of the Notes by the selling stockholders.

On October 15, 2007, an “event of default” occurred and is continuing because we failed to make our monthly amortization payment due on that date in registered shares of common stock or in cash. We do not have the available cash necessary to make the payments in cash and we had not registered sufficient shares to facilitate payment of the monthly amortization due in shares of our common stock. This event of default has not been waived by the investors and is continuing. Our obligations under the Notes are secured by a security interest on all of our assets. Accordingly at any time that an event of default is continuing our investors could initiate proceedings to force us liquidate our assets and apply the proceeds of the sale to satisfy our payments due on the Notes. To date no investor has instituted or threatened to institute proceedings to enforce their security interest on our assets. Some investors have accepted unregistered shares in payment of the monthly amortization amount due to them. Other investors have been silent. We intend to endeavor to satisfy our past and future amortization payments due under the Notes by delivery of registered shares of our common stock. However there can be no assurance that this will be possible as the investors have the right to request payment in cash following an event of default. We do not have any available cash to make the payments due on the Notes in cash.

Prior to an “event of default” the Notes bear interest at a rate of eight percent (8%) per annum, however, following an “event of default” the Notes bear interest at the rate of 15%. Beginning on March 13, 2007, we became obligated to make monthly amortization payments on the Notes of both principal and accrued interest. The amortization schedule requires the payment, beginning on March 13, 2007 and ending on November 13, 2008, of 21 equal monthly principal payments of approximately $142,857, together with monthly interest payments on the then outstanding principal amounts at the rate of 8% per annum which interest payments total $260,000 over the term of the Notes. We have the option (which we have exercised), so long as we are not in default, to pay the monthly amounts due on the Notes in shares of our common stock (which shares are required to be registered in a registration statement declared effective by the SEC.) The common stock for amortization payment purposes is valued at a conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average closing bid price of the common stock for the five trading days preceding the applicable repayment date.

As of January 9, 2008, the outstanding principal balance on the Notes was $2,032,216 and we are required to pay interest totaling $105,175 over the remaining term of the Notes. As of January 9, 2008, the average closing bid price for the common stock for the five trading days prior to January 9, 2008, was $0.0096. Accordingly using an effective conversion rate of $0.007 (or 75% of $0.0096) we would be required to issue 305,341,533 additional shares of our common stock to the selling stockholders to pay our obligations over the remaining term of the Notes. We do not know what the effective conversion rate will be in the future. If the market price of our common stock falls we would be required to issue even more shares, which shares are all required to be registered. During the period that an “event of default” has occurred and is continuing the Notes bear interest at a rate of 15%. We do not know if our investors will insist on this interest rate for the period during which we are in default.

On March 19, 2007, we registered 18,000,000 shares of our common stock for resale by the selling stockholders following the issuance of such shares upon the repayment of principal and interest on the Notes and/or for resale by the selling stockholders, following the issuance of such shares on the conversion of the Notes at an initial conversion price of $0.25 per share. We are currently registering 312,000,000 shares for resale by the selling stockholders. See Summary -- The Offering -- Background for a table which sets forth the number of shares of our common stock issued to date to pay our monthly obligations on the Notes and the effective conversion rates for those issuances together with a list of the future amortization monthly payments to be made on the Notes.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive the benefit of the reduction in our outstanding indebtedness in consideration for the issuance of the Note Shares. See “Use of Proceeds.” We have agreed to pay the expenses in connection with the registration of these shares (estimated to be approximately $75,000). There is a limited trading market for our common stock. Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “CBPC.” The last reported bid price for our common stock on the OTCBB on January 9, 2008 was $0.009 per share.

Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 16 of this prospectus before purchasing share of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S.dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the Renminbi). According to Xe.com as of January 14, 2007, $1 = 7.24270.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. Unless otherwise indicated in this prospectus or the context otherwise requires, references to “we,” “us,” “Techedge,” “the Company” or “our company” refer to China Biopharma, Inc. and its consolidated subsidiaries.

THE COMPANY

Business Overview

We are a distributor of human vaccines and other biopharmaceutical products. Currently, we distribute products in China.

We have established a distribution and development network in China through the acquisition of our interest in our subsidiary, Hainan CITIC Bio-pharmaceutical Development Co., Ltd. (“HCBD”) and through our joint venture with Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd (‘ZTBC”).

Our emphasis is on the introduction and the marketing and distribution of products rather than on manufacturing. Most of our operations are in China and until recently we were involved mainly in the distribution of human vaccines.

Approximately 80% of our revenues for 2006 were derived from the distribution of vaccine products and all of our sales revenues were made to PRC based customers.

Over the past couple of years the vaccine business has become more competitive. In addition, in July 2007 the former head of China's State Food And Drug Administration, was executed by shooting for taking bribes from various firms in exchange for state licenses. The SFDA is currently reviewing all licenses granted over the last 8 years and there is a large backlog over the issuance of new licenses. In order to improve our operating performance and cope with this changing environment, we have changed our business strategy and formulated a new business plan to conserve cash, lower expenses and increase profitability. Beginning in 2007 we started to distribute a few specialty drug products, such as Serrapeptase. We plan to take more control on the available cash in our subsidiaries and move into areas with higher market potential and higher margin specialty pharmaceutical products.

Move Away from the Low Margin Vaccine Business

We plan to move away from the low margin vaccine business and focus on higher margin vaccine and specialty drugs.

Due to the recent changes in vaccine sectors, more and more vaccine manufacturers have entered the low margin vaccine business such as distribution of flu vaccine, which has created severe competition among, and squeezed the profit margin of the vaccine distributors. To avoid this direct competition, we are currently negotiating with a few global vaccine manufacturers for carrying their higher margin products. We cannot assure you that we be successful in entering into an agreement.

Commence Distribution of Specialty Pharmaceutical Products

In February we began distributing on a trial basis certain specialty pharmaceutical products of Takeda Pharmaceutical Company, Ltd. (“Takeda”), the largest pharmaceutical company in Japan. Takeda specializes in the research and development of breakthrough drugs, and has marketing operations throughout U.S., Europe, and Asia. In Japan, Takeda has also built a strong presence in the over-the-counter (OTC) drugs market, and holds the second largest share of that domestic market.

After distributing its products for about ten months on a trial basis, both parties have agreed to continue this relationship and we intend to commit more resources and increase our ability to distribute Takeda’s products. Currently we have an agreement to distribute Serrapeptase tablets manufactured by Takeda.

Antiviral Products

In October 2007 we began working with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce a new antiviral medicine to the overseas market (including the United States and other overseas markets). This all-natural product has been approved in China for external use to treat human papillomavirus (“HPV”) and herpes simplex virus (“HSV”). The commercial product was released in November 2007, and we will begin to distribute this product in certain regions in China and have the right to distribute it in all overseas markets, including the United States. We are working with existing distribution channels in China and will work with existing distribution channels in the United States to sell these products. We expect to have distribution margin in excess of 30% and 35% in China and in the United States, respectively.

Take Closer Control on Subsidiaries

We are working to take direct control of our subsidiaries’ operations and financial management instead of relying on our joint venture partner’s performance. Recently we reached agreement with our joint venture partner to increase our shareholding in our joint venture in China, Zhejiang Tianyuan Biotech Co., Ltd., and eventually to have 100% control and ownership in this joint venture and its subsidiary, Hainan CITIC. We plan to change its name to Zhejiang Baicon Pharmaceutical Co., Ltd. We did not need to raise additional capital to complete this transaction. We expect that this will help to preserve our available cash, increase our operating stability, provide us with more operation flexibility, and improve our current performance.

Improve Current Operation Results

After almost a year of endeavoring to establish our footing into China, we have adjusted to this complicated market environment and business landscape. In an effort to improve our current operating results, we have begun taking the steps outlined above with a view to strengthen our control over our operating subsidiaries, preserve cash, apply available resources to, and refocus on, higher margin, less competitive products with greater market potential. We cannot assure you that we will be successful with any of these objectives.

As of January 9, 2008, we employed 42 individuals in China and overseas.

Product Development

We are currently working with a number of international companies as partners to develop new drug markets.

Soonfast: In October 2007 we began working with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce a new antiviral medicine to the overseas market (including the United States and other overseas markets). This all-natural product has been approved in China for external use to treat human papillomavirus (“HPV”) and herpes simplex virus (“HSV”). The commercial product was released in November 2007, and we will begin to distribute this product in certain regions in China and have the right to distribute it in all overseas markets, including the United States. We are working with existing distribution channels in China and will work with existing distribution channels in the United States to sell these products. We expect to have distribution margin in excess of 30% and 35% in China and in the United States, respectively. Tests have shown an inhibitory effect on the growth of HPV and HSV. The medicine can reduce the incidence of infection from HPV and HSV by 90 per cent for only 2-3 days.

HYTE Reseach: We have an agreement with HYTE Research LLC, a New Jersey-based biotechnology research company. Under the agreement, both companies will jointly develop and commercialize nano-poly enhancement technology for improving the effectiveness and reducing the side effects of human vaccines.

We recently postponed our development effort to introduce an immunotherapeutic vaccine Staphage Lysate in China that treats diseases of staphylococcal infection. Due to the recent problems caused by the delay at the SFDA in the drug approval processes in China, we decided to postpone our clinical trial effort until the environment improves.

Corporate History and Corporate Structure

See “The Company - Corporate History” for a description of our corporate history.
See “The Company - Corporate Structure” for a description of our corporate structure.

RECENT DEVELOPMENTS

Acquisitions and Investments

Zhejiang Tianyuan Biotech Co., Ltd. (ZTBC)

On December 22, 2006, we acquired a 65% interest in ZTBC for $1,950,000. ZTBC is a Sino-US joint venture between China Biopharma, Limited (CBL) a wholly owned subsidiary of the Company, and Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd. which owns the remaining 35% interest. ZTBC was formed to engage in the business of developing and marketing vaccines. Our joint venture partner, Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd, performs all of the manufacturing functions for ZTBC.   As part of our recently adopted business we recently we reached agreement with our joint venture partner to increase our shareholding in ZTBC and eventually to have 100% control and ownership in this joint venture and its subsidiary, Hainan CITIC Bio-pharmaceutical Development Co., Ltd.(HCBD).

Hainan CITIC Bio-pharmaceutical Development Co., Ltd.(HCBD)

We currently own 70% of the equity interest of HCBD. The remaining 30% of HCBD is owned by Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd. (20%) and by one of its original owners (10%).

HCBD is a China based national distributor of pharmaceutical products. HCBD distributes the vaccines provided by local vaccine manufacturers, including ZTBC and Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd and other pharmaceutical products.

HCBD has established a distribution platform including “cold-chain” logistics (which are the refrigeration logistics in the distribution chain.)

Recent Financing Transaction

On December 13, 2006, we entered into a Subscription Agreement with a number of investors (the selling stockholders named in this prospectus) for the sale of $3,000,000 aggregate principal amount of our Secured Convertible Promissory Notes due December 13, 2008. “For more information on the terms of this financing, reference is made to SUMMARY - The Offering - Background.”

Issuance of Significant Amounts of Additional Shares.

Under the terms of the Securities Purchase Agreement dated April 29, 2005, as amended, between us and Alpha Capital AG (“Alpha”) and Whalehaven Capital Fund Limited (“Whalehaven”), if after that date we issued any common stock or securities convertible into or exercisable for shares of common stock at a price per share which is less than $0.50 we are required to issue additional shares of common stock to the investors so that the average per share purchase price of the shares of common stock then owned by the investors equals such other lower price per share. During 2007, we had issued shares prices below $0.50 per share in each month for repayment of convertible note. Accordingly, pursuant to the terms of the April 2005 Securities Purchase Agreement we issued the following shares to the following investors.

•	On June 6, 2007 we issued an aggregate of 5,517,784 additional shares of our common stock to Alpha Capital AG (“Alpha”).

•	On June 6, 2007 we issued 5,289,180 additional shares of our common stock to Whalehaven Capital Fund Limited (“Whalehaven”).

•	On July 23, 2007 we issued 2,078,431 additional shares of our common stock to Alpha.

•	On August 22, 2007 we issued 5,754,986 additional shares of our common stock to Whalehaven.

•	On September 21, 2007 we issued 8,453,096 additional shares of our common stock to Alpha.

•	On October 16, 2007 we issued 4,624,554 additional shares of our common stock to Alpha.

•	On October 16, 2007 we issued 17,072,996 additional shares of our common stock to Whalehaven.

We will also be required to issue significant additional shares to Alpha and Whalehaven as we continue to pay down the monthly amortization payments due on the Notes. The exact number of shares will depend on the effective conversion rate used to calculate the number of shares to be issued to the noteholders which in turn will depend on the market price of our common shares.

As of January 9, 2008, we had 159,377,774 shares of common stock issued and outstanding.

Risk Factors

An investment in our stock involves a high degree of risk. You should purchase our stock only if you can afford to lose your entire investment. Among the risk factors which you should consider in this regard are the following:

•
We are currently in default under the terms of the Notes. Our obligations under the Notes are secured by a security interest on all of our assets. The investors have the right at anytime to institute proceeding to force us to liquidate our assets and apply the proceeds thereof to the payment of our obligations under the Notes.

•	We do not have sufficient cash to fund our operations beyond three months. If we are unable to raise additional financing we my not be able to continue as a going concern.

•
We recently adopted a new business strategy designed to achieve profitability. We cannot assure you that we will be able to implement it successfully or that even if we are able to successfully implement it that it will result in profitability.

•	We are an early stage company that has never earned a profit and which operates on a negative cash flow basis.

•	We have depended upon the sale of securities to sustain our operations. We may not be able to successfully sell any more as our common stock is trading at a very low price.

•	We face intense competition from a number of companies, some of whom have proven products, long established customer relationships and substantially greater resources than ours.

•	Our management team lacks experience running a public company.

•	Our stock is thinly traded and subject to the volatility associated with small-cap stocks.

•
Our common stock is subject to substantial downward price pressure based on the large number of shares which are required to be issued to make the amortization payments on the Notes and that may be issued pursuant to outstanding warrants and options.

You should carefully consider the more complete information set forth under “Risk Factors” beginning on page 16 of this Prospectus before investing in our common stock.

Executive Offices

Our principal executive offices are located at 75 Shuguang Road, Building B, Hangzhou, China 310007 and our telephone number is (609) 651-8588

THE OFFERING

Common stock being offered	Up to 312,000,000 shares by selling stockholders

Offering price	Market Price

OTCBB Symbol	CBPC.OB

Risk Factors
The shares of common stock offered by this prospectus are speculative and involve a high degree of risk and investors should not purchase our common stock unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page [_].

Terms of the Offering	The selling stockholders will determine how and when they will sell the common stock offered in this prospectus.

Termination of offering	The offering will conclude when all of the 312,000,000 shares of common stock have been sold or registration is no longer required to sell the shares.

We have 159,377,774 shares of our common stock currently issued and outstanding. Of these shares 133,172,244 are held by non affiliates. We are registering up to 312,000,000 shares of our common stock for sale by the selling stockholders identified in the section of this Prospectus entitled "Selling Security Holders." The shares being registered included in the table identifying the selling stockholders represent shares of our common stock that we have issued or that we intend to issue to the selling stockholders in satisfaction of our monthly amortization payments required to be made on the Notes. Beginning in October 2007 we failed to make our monthly amortization payments due on the Notes by failing to deliver the monthly payments in cash or registered shares. We intend to endeavor to satisfy our past and future amortization payments due under the Notes by delivery of registered shares of our common stock. These shares have been identified in the footnotes to the “Selling Security Holders” table. We intend to make our monthly amortization payments in registered shares of common stock. However, there can be no assurance that this will be possible as the investors have the right to request payment in cash following an event of default. We do not have any available cash to make the payments due on the Notes in cash.

Background

On December 13, 2006, we entered into a Subscription Agreement with a number of investors (the selling stockholders listed in this prospectus) for the sale of $3,000,000 aggregate principal amount of our Secured Convertible Promissory Notes due December 13, 2008.

The following is a summary of the material terms of the Notes:

Conversion: The Notes are convertible at the option of the holders at any time into common stock. Prior to the occurrence of an “event of default” (as defined in the Notes) the notes were convertible at a price of $.25 per share. After the occurrence of an event of default the Notes are convertible at the lesser of $0.25 per share and 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion. On October 15, 2007, an event of default occurred as a result of our failure to make our monthly amortization payment due on that date in registered shares of common stock or in cash. Accordingly the effective conversion price is 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion. As of January 9, 2008 none of the Notes have been converted at the option of the holders.

Prepayment: Provided no event of default has occurred we may prepay the Notes, in whole or in part, at any time on 30 days written notice to the holders by paying a 20% premium on the principal amount to be repaid together with accrued interest and any other sums due to the date of prepayment. As an event of default occurred on October 15, 2007 and is continuing the terms of the notes prohibit us for prepaying the Notes.

Security/Guarantee: The Notes are secured by a by a security interest in the Company’s assets. The Notes are also guaranteed by our subsidiaries CQCL, CBL and QCCN.

Warrants: We also issued to the selling stockholders as purchasers of the Notes, (i) Class A Warrants to purchase up to 6,000,000 shares of our common stock with an exercise price of $0.30 per share (subject to adjustment) and (ii) Class B Warrants to purchase up to 6,000,000 shares of common stock with an exercise price of $0.40 per share (subject to adjustment). The 12,000,000 shares underlying the Class A Warrants and Class B Warrants were registered for resale in a registration statement declared effective on March 23, 2007. The warrants contain full ratchet anti-dilution provisions.

Finder’s Warrants: Melton Management Ltd. acted as the finder with respect to the issuance and sale of the Notes and received warrants to purchase 2,400,000 shares of common stock at an exercise price of $0.30 per share (subject to adjustment). The 2,400,000 shares underlying the finder’s warrants were registered for resale in a registration statement declared effective on March 23, 2007. These warrants also contain full ratchet anti-dilution provisions.

As of January 9, 2008, the closing price of our common stock was $0.0099 and none of these warrants have been exercised.

Registration Rights: In connection with the issuance of the Notes we granted the investors and the finder certain registration rights. Accordingly, on January 22, 2007 we filed an initial registration statement on Form SB-2 covering 18,000,000 shares issuable on conversion and/or repayment of the Notes (which number represented a contractually agreed amount), 12,000,000 shares underlying the Class A Warrants and Class B Warrants, and the 2,400,000 shares underlying the finders’ warrants. That registration statement was declared effective on March 23, 2007. In order to make our monthly amortization payments in shares of our common stock we are required to deliver registered shares or pay cash. We are registering 312,000,000 additional shares in this prospectus to facilitate payment of those obligations is registered shares of our common stock.

Interest/Amortization: Prior to an event of default the Notes bear interest at a rate of eight percent (8%) per annum. After an event of default the rate increases to 15%. Provided we are not in default we have the option to make the monthly payments due on the Notes in cash or common stock. If we elect to pay cash, we must pay 115% of the principal component and 100% of all other components of the monthly amount due. We do not currently have sufficient cash flow to make the payments due on the Notes in cash when they become due and payable. If we elect to pay the monthly amounts due in common stock, the stock is valued at an effective conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average closing bid price of the common stock for the five trading days preceding the applicable repayment date. Under the terms of the Notes we are not permitted to continue to make our monthly amortization payments due on the Notes without the consent of the holders after an event of default has occurred and is continuing. We cannot assure you that the investors will permit us to make the future monthly payments due on the Notes in shares of our common stock.

Beginning on March 13, 2007, we became obligated to make monthly payments on the Notes of both principal and accrued interest. The amortization schedule is set forth below. We have limited cash and have been paying and intend to continue to pay the monthly amounts due on the Notes in shares of our common stock.

To date we have issued an aggregate of 25,041,747 shares of our common stock to the selling stockholders to satisfy our payment obligations under the Notes, based on average effective conversion rates of $0.141 (for March 2007), $0.1056 (for April 2007), $0.075 (for May 2007), $0.052 (for June 2007), $0.059 (for July 2007), $0.038 (for August 2007), $0.021 (for September 2007), $0.0164 (for October 2007) and $0.0091 (for December 2007). As of January 9, 2008, the outstanding principal balance on the Notes was $2,032,216 and we are required to pay interest totaling $105,175 over the remaining term of the Notes. As of January 9, 2008, the average closing bid prices for the common stock for the five trading days prior to January 9, 2008, was $0.0096. Accordingly using an assumed effective conversion rate of $0.007 (or 75% of $0.0096) we would be required to issue 305,341,533 additional shares of our common stock to the selling stockholders to pay off the principal and pay the interest due over the remaining term of the Notes. If the market price of our common stock falls we would be required to issue even more shares. We previously registered 18,000,000 shares of our common stock for resale by the selling stockholders following the issuance of such shares upon the repayment of principal and interest on the Notes and/or for resale by the selling stockholders, following the issuance of such shares on the conversion of the Notes at an initial conversion price of $0.25 per share. We are currently registering 312,000,000 additional shares of common stock for resale by the selling stockholders.

The table below sets forth the amortization schedule. The table also sets forth the number of shares of our common stock previously issued in payment of our obligations on the Notes, the effective conversion rates, and the number of shares to be issued in the future at an assumed conversion price of $0.007 per share.

	Repayment		Outstanding	Shares issued as Payment of Principal and Interest due on		Shares to be issued as Payment of Principal and Interest Due at assumed effective conversion price of $0.007 per
Date	Principal	Interest	Principal	Notes		share
12/13/2006			$3,000,000.00
3/13/2007	$142,857.14	$60,000.00	$2,857,142.86	1,438,703	(1)
4/13/2007	$142,857.14	$19,047.62	$2,714,285.71	1,533,189	(2)
5/13/2007	$142,857.14	$18,095.24	$2,571,428.57	1,611,790	(3)
6/13/2007	$142,857.14	$17,142.86	$2,428,571.43	3,866,541	(4)
7/13/2007	$142,857.14	$16,190.48	$2,285,714.29	2,218,464	(5)	4,165,533	(10)
8/13/2007	$142,857.14	$15,238.10	$2,142,857.14	2,557,839	(6)	5,841,256	(10)
9/13/2007	$142,857.14	$14,285.71	$2,000,000.00	6,363,615	(7)	4,115,648	(10)
10/13/2007	$142,857.14	$13,333.33	$1,857,142.86	3,221,786	(8)	15,745,176	(10)
11/13/2007	$142,857.14	$12,380.95	$1,714,285.71	-		20,698,414	(10)
12/13/2007	$142,857.14	$11,428.57	$1,571,428.57	2,229,820	(9)	21,306,122	(10)
1/13/2008	$142,857.14	$10,476.19	$1,428,571.43	-		21,904,761	(10)
2/13/2008	$142,857.14	$9,523.81	$1,285,714.29	-		21,768,707
3/13/2008	$142,857.14	$8,571.43	$1,142,857.14	-		21,632,653
4/13/2008	$142,857.14	$7,619.05	$1,000,000.00	-		21,496,599
5/13/2008	$142,857.14	$6,666.67	$857,142.86	-		21,360,544
6/13/2008	$142,857.14	$5,714.29	$714,285.71	-		21,224,490
7/13/2008	$142,857.14	$4,761.90	$571,428.57	-		21,088,434
8/13/2008	$142,857.14	$3,809.52	$428,571.43	-		20,952,380
9/13/2008	$142,857.14	$2,857.14	$285,714.29	-		20,816,326
10/13/2008	$142,857.14	$1,904.76	$142,857.14	-		20,680,271
11/13/2008	$142,857.14	$952.38	$-	-		20,544,217
12/13/2008
Total	$3,000,000.00	$260,000.00

(1) Effective conversion rate was $0.141

(2) Effective conversion rate was $0.1056

(3) Effective conversion rate was $0.075

(4) Effective conversion rate was $0.052

(5) Effective conversion rate was $0.059

(6) Effective conversion rate was $0.038

(7) Effective conversion rate was $0.021

(8) Effective conversion rate was $0.0164

(9) Effective conversion rate was $0.0091

(10) Represent payments which have been deferred in previous months at the option of the Noteholders or due to lack of sufficient registered shares after October 2007.

CERTAIN DISCLOSURE REGARDING CONVERSION OF NOTES AND EXERCISE OF WARRANTS

The closing market price for our common stock on January 9, 2008 was $0.0099 per share. Using this market price per share, the maximum aggregate dollar value of the 312,000,000 shares of common stock underlying the Notes that we are registering for resale is $3,088,800 (312,000 000 times 0.0099)

The maximum aggregate dollar possible profit on the 312,000,000 shares of common stock to be issued by us on payment of the principal and interest due on the Notes that we have registered for resale is $0.0029 per share or $904,800 in the aggregate. This number represents the 29% discount ($0.0029) to the market price per share ($0.0099) on January 9, 2008 used to calculate the number of shares that we need to issue to satisfy our obligations under the Notes (or 312,000,000 times $0.0029). The conversion price to be used to calculate the number of shares to be issued to make the monthly amortization payments is based on the average closing bid price ($0.0096) which is lower than the closing market price ($0.0099).

The following are tables disclosing the dollar amount of each payment required to be made by us to any selling stockholder (or any affiliate of a selling stockholder). There are no other persons with whom any selling stockholder has a contractual relationship with regarding the transactions.

Gross proceeds from issuance of the convertible notes:	$3,000,000.00
Payments in connection with the transaction that we made:
Finder's fee	$300,000.00
Legal fees	$90,000.00
Filing, printing and shipping fees	$3,750.00
Total Payments made by us:	$393,750.00
Net proceeds to us:	$2,606,250.00

The net proceeds to us from the sale of the Notes were $2,606,250. This amount includes the payment of fees, including legal fees, finder’s fees and filing, printing and shipping fees, associated with the placement of the Notes and warrants.

The following is a table disclosing the interest payments required to be made to the selling stockholders during the life of the convertible notes.

Date	Interest Payment Amount	Date	Interest Payment Amount
3/13/2007	$60,000.00	1/13/2008	$10,476.19
4/13/2007	$19,047.62	2/13/2008	$9,523.81
5/13/2007	$18,095.24	3/13/2008	$8,571.43
6/13/2007	$17,142.86	4/13/2008	$7,619.05
7/13/2007	$16,190.48	5/13/2008	$6,666.67
8/13/2007	$15,238.10	6/13/2008	$5,714.29
9/13/2007	$14,285.71	7/13/2008	$4,761.90
10/13/2007	$13,333.33	8/13/2008	$3,809.52
11/13/2007	$12,380.95	9/13/2008	$2,857.14
12/13/2007	$11,428.57	10/13/2008	$1,904.76
11/13/2008			$952.38

Total Interest Payments: $ 260,000.00

The total amount of possible payments, including interest payments (but excluding the repayment of principal) to the selling stockholders and their affiliates in the first year following December 13, 2006 (the date of sale of the Notes) and assuming that none of the notes are converted into common stock was $197,142.86.

The following is a table disclosing the aggregate amount of possible profit which could have been realized by the selling stockholders if they had converted the Notes at the conversion discount on the date of issuance and sold the underlying common stock.

The conversion price of the Notes of $0.25 per share at the time of issuance represented a discount of $0.18 to the $0.43 which was the market price for our common stock on December 13, 2006, the date of issuance of the Notes.

Market price per share on December 13, 2006 of common stock underlying the Notes:	$0.43
Conversion price per share on December 13, 2006 of common stock underlying the Notes:	$0.25
Total shares of common stock underlying the Notes (at a conversion price of $0.25)	12,000,000
Combined market price of the total number of shares (12,000,000) underlying the Note using $0.43 market price	$5,160,000
Combined conversion price of shares underlying the Notes	$3,000,000
Total possible discount to market price at time of issuance:	$2,160,000

In the event we elect to pay the monthly amortization payments of principal and interest due on the Notes in shares of common stock, the common stock is valued at an effective conversion rate equal to the lesser of (A) $0.25 or (B) seventy-five percent (75%) of the average of the closing bid price of the common stock for the five trading days preceding the date of payment.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the selling stockholders as a result of the conversion discount used for calculating the number of shares of common stock that we are required to issue to pay the principal and interest due on the Notes over the life of the Notes.

Under the terms of the Notes we have the option to make the monthly payments due on the Notes in cash or common stock. If we elect to pay the monthly amount due in common stock, the stock is valued at an effective conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average closing bid price of the common stock for the five trading days preceding the applicable repayment date. To date we have issued an aggregate of 25,041,747 shares of our common stock to satisfy our payment obligations under the Notes. As of January 9, 2008, the average closing bid price for the common stock for the five trading days prior to January 9, 2008, was $0.0096. Accordingly using an effective conversion rate of $0.007 (or 75% of $0.0096) we would be required to issue 305,341,533 additional shares

	Repayment		Shares issued as Payment of Principal and Interest due on	Aggregate Dollar Value of 25% Discount to Closing Bid	Number of Shares to be issued as Payment of Principal and Interest due at assumed effective conversion price of $0.007 per	Aggregate Dollar Value of Shares at 25% Discountto Closing
Date	Principal	Interest	Notes	Price	share	Bid
12/13/2006	-	-	-	-	-
3/13/2007	$142,857.14	$60,000.00	1,438,703	$67,619	-
4/13/2007	$142,857.14	$19,047.62	1,533,189	$53,968	-
5/13/2007	$142,857.14	$18,095.24	1,611,790	$40,238	-
6/13/2007	$142,857.14	$17,142.86	3,866,541	$66,746	-
7/13/2007	$142,857.14	$16,190.48	2,218,464	$43,296	4,165,533	$12,080
8/13/2007	$142,857.14	$15,238.10	2,557,839	$32,497	5,841,256	$16,940
9/13/2007	$142,857.14	$14,285.71	6,363,615	$45,434	4,115,648	$11,935
10/13/2007	$142,857.14	$13,333.33	3,221,786	$17,612	15,745,176	$45,661
11/13/2007	$142,857.14	$12,380.95	-	-	20,698,414	$60,025
12/13/2007	$142,857.14	$11,428.57	2,229,820	$6,764	21,306,122	$61,788
1/13/2008	$142,857.14	$10,476.19	-	-	21,904,761	$63,524
2/13/2008	$142,857.14	$9,523.81	-	-	21,768,707	$63,129
3/13/2008	$142,857.14	$8,571.43	-	-	21,632,653	$62,735
4/13/2008	$142,857.14	$7,619.05	-	-	21,496,599	$62,340
5/13/2008	$142,857.14	$6,666.67	-	-	21,360,544	$61,946
6/13/2008	$142,857.14	$5,714.29	-	-	21,224,490	$61,551
7/13/2008	$142,857.14	$4,761.90	-	-	21,088,434	$61,156
8/13/2008	$142,857.14	$3,809.52	-	-	20,952,380	$60,762
9/13/2008	$142,857.14	$2,857.14	-	-	20,816,326	$60,367
10/13/2008	$142,857.14	$1,904.76	-	-	20,680,271	$59,973
11/13/2008	$142,857.14	$952.38	-	-	20,544,217	$59,578
12/13/2008
Total	$3,000,000.00	$260,000.00	25,041,747	$330,428	305,341,533	$885,490

The following table shows the possible discount to market price based on the market price on January 9, 2008 which was $0.0099 per share, and the conversion price of $0.007 which represents seventy-five percent (75%) of the average of the closing bid price of the common stock $0.0096 per share and a 29% discount to closing market price of $0.0099.

Market price per share on January 9, 2008 of common stock underlying the Notes:	$0.0099
Conversion price per share on January 9, 2008 of common stock underlying the Notes:	$0. 007
Total number of shares underlying the Notes (at a conversion price of $0.007)	305,341,533
Combined market price of the total number of shares (305,341,533) underlying the Note using $0.0099 market price	$3,022,881
Combined conversion price of shares underlying the Notes	$2,137,391
Total possible discount to market price:	$885,490

Warrants

Class A Warrants: 6,000,000 shares of common stock are issuable on exercise of the Class A Warrants. The Class A Warrants have a five year term and have an exercise price of $0.30 per share (subject to adjustment). The initial exercise price represented a discount of $0.13 per share to the $0.43 market price of our common stock on December 13, 2006, the date of issuance. As of January 9, 2008, the closing price for the common stock was $0.0099. Accordingly the Class A Warrants are significantly out of the money.

Class B Warrants: 6,000,000 shares of common stock are issuable on exercise of Class B Warrants. The Class B Warrants have an exercise price of $0.40 per share (subject to adjustment). The initial exercise price represented a discount of $0.03 to the $0.43 market price for our common stock on December 13, 2006, the date of issuance. As of January 9, 2008, the closing price for the common stock was $0.0099. Accordingly the Class B Warrants are significantly out of the money.

Finder’s Warrant: 2,400,000 shares of common stock are issuable on the exercise of the finder’s warrants to purchase our common stock. The finder’s warrants have an exercise price of $0.30 per share (subject to adjustment) and represent a discount of $0.13 to the $0.43 market price for our common stock on December 13, 2006, the date of issuance. As of January 9, 2008, the closing price for the common stock was $0.0099. Accordingly the finder’s warrants are significantly out of the money.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the selling stockholders (or its affiliates) as a result of any exercise price discounts for the common stock underlying the warrants. The only warrants, options, notes or other securities of the issuer that are held by the selling stockholders or any of their affiliates are the Class A Warrants, the Class B Warrants and the Finder’s Warrants that were issued in connection with the issuance and sales of the Notes.

Market price on December 13, 2006 (date of issuance) of common stock underlying warrants, per share	$0.43
Exercise price per share: Class A Warrant	$0.30
Exercise price per share: Class B Warrant	$0.40
Exercise price per share: Finder’s Warrant	$0.30
No. of shares issuable under Class A Warrant	6,000,000
No. of shares issuable under Class B Warrant	6,000,000
No. of shares issuable under Finder’s Warrant	2,400,000
Market price on date of issuance of total number of shares underlying under Class A Warrants	$2,580,000
Market price on date of issuance of total number of shares underlying under Class B Warrants	$2,580,000
Market price on date of issuance of total number of shares underlying under Finder’s Warrant	$1,032,000
Combined exercise price of Class A Warrants	$1,800,000
Combined exercise price of Class B Warrants	$2,400,000
Combined exercise price of Finder’s Warrant	$720,000
Total discount to market price on date of issuance: Class A Warrant	$780,000
Total discount to market price on date of issuance: Class B Warrant	$180,000
Total discount to market price on date of issuance: Finder’s Warrant	$312,000
Total discount to market price on date of issuance: All Warrants	$1,272,000

The following table shows the possible premium to market price based on the market price on January 9, 2008 which was $0.0099 per share.

Market price per share of underlying shares of common stock	$0.0099
Exercise price per share: Class A Warrant	$0.30
Exercise price per share: Class B Warrant	$0.40
Exercise price per share: Finder’s Warrant	$0.30
No. of shares issuable under Class A Warrant	6,000,000
No. of shares issuable under Class B Warrant	6,000,000
No. of shares issuable under Finder’s Warrant	2,400,000
Market price of total shares underlying under Class A Warrant	$59,400
Market price of total shares underlying under Class B Warrant	$59,400
Market price of total shares underlying under Finder’s Warrant	$23,760
Combined exercise price under Class A Warrant	$1,800,000
Combined exercise price under Class B Warrant	$2,400,000
Combined exercise price under Finder’s Warrant	$720,000
Total loss if Class A Warrants exercised and sold at market price on January 9, 2008	$(1,740,600)
Total loss if Class B Warrant exercised and sold at market on January 9, 2008	$(2,340,600)
Total loss if Finder’s Warrant exercised and sold at market on January 9, 2008	$(696,240)
Total loss if all Warrants exercised and sold at market on January 9, 2008	$(4,777,440)

The following is a table disclosing (i) the gross proceeds paid to us in connection with the financing transaction, (ii) the payments made by us, (iii) the resulting net proceeds and (iv) the aggregate potential profit realizable by the selling stockholders as a result of discounts to the market price on December 13, 2006 ( the date of issuance) relating to the conversion price of the Notes and the exercise price of the warrants issued in connection with the financing transaction:

	Amount	% of Net Proceeds
Gross proceeds paid to us:	$3,000,000	-
All payments that have been made by us:	$393,750	-
Net proceeds to issuer:	$2,606,250	100%
Combined total possible profit assuming conversion of the Notes at $.25 and resale of the 12,000,000 shares underlying the Notes at the market price at time of issuance of $.43 per share.	$2,160,000	82.9%
Combined total possible profit as a result of discounted exercise price of the warrants on the date of issuance	$1,272,000	48.8%

The following table shows the total possible profit as a result of the exercise price to market price based on the market price on January 9, 2008 which was $0.0099 per share.

	Amount	% of Net Proceeds
Gross proceeds paid to issuer:	$3,000,000	-
All payments that have been made by issuer:	$393,750	%
Net proceeds to issuer:	$2,606,250	100%
Combined total possible profit as a result of discounted conversion price of the Notes (1)	$1,242,857	47.69%
Combined total possible profit as a result of discounted exercise price of the warrants	$0 (2)	0% (2)

(1)
Prior to the occurrence of an “event of default” (as defined in the Notes) the notes were convertible at a price of $.25 per share. After the occurrence of an event of default the Notes are convertible at the lesser of $0.25 per share and 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion. On October 15, 2007, an event of default occurred as a result of our failure to make our monthly amortization payment due on that date in registered shares of common stock or in cash. Accordingly the effective conversion price is 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion. As of January 9, 2008 an aggregate of $1,122,609.22 for principal and interest of the Notes have been paid down.

(2)
The result of an exercise of the warrants at the exercise price and a sale at the market price would be a loss to the selling stockholder. Therefore, the possible profit as a result of the discounted exercise price to market price is zero and the corresponding percentage is zero.

The following is a table comparing the shares outstanding prior to the financing transaction, number of shares registered by the selling stockholders (or their affiliates) in prior registration statements (along with that number still held and number sold pursuant to such prior registration statements) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding on December 13, 2006 held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders	59,314,470
Number of shares outstanding on December 31, 2007 held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders	127,917,746
Number of shares registered for resale by selling stockholders or affiliates in prior registration statements (1)	32,400,000
Number of shares previously registered for resale by selling stockholders (or affiliates of selling stockholders) that continue to be held by selling stockholders (or affiliates of selling stockholders)	5,254,498
Number of shares previously registered for resale that have been sold by selling stockholders or affiliates of selling stockholders	17,314,588
Number of shares registered for resale on behalf of selling stockholders or affiliates of selling stockholders in this prospectus (2)	312,000,000

(1) Represents (i) the contractually agreed minimum number (18,000,000) of shares of common stock which shares may be issued either (A) in connection with the repayment by us of the principal of and interest on the Notes and/or (B) upon the conversion of the Notes by the holders and (ii) 14,400,000 shares of our common stock issuable upon the exercise of the Class A Warrants, Class B Warrants and Finder’s Warrants, all of which was registered in a registration statement filed on January 22, 2007 which was declared effective on March 23, 2007.

(2) We do not currently have sufficient cash flow to satisfy our payment obligations under the Notes in cash. Accordingly we are required to satisfy our payment obligations on the Notes in registered shares of our common stock. As the effective conversion rate for the shares of common stock be issued by us to make the monthly payments due on the Notes is based on a 25% discount to then five day average closing bid price, we will be required to issue additional shares should the market price of our common stock continue to fall.

Other than the issuance and sale of the Notes and the warrants to the selling stockholders, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the our management, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

In addition, other than in connection with the contractual obligations set forth in (i) the subscription agreements entered into by us, on the one hand and each of the selling stockholders on the other hand, (ii) the Notes and the warrants and (iii) the security documents entered into in connection with the financing transaction, we do not have any agreement or arrangement with the selling stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our common stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we presently consider immaterial may also harm us. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially harmed.

Risks Related to Our Business

We are in default on our Notes and the holders of the Notes may force us to liquidate our assets to pay off the Notes

On October 15, 2007, an “event of default” occurred and is continuing because we failed to make our monthly amortization payment due on that date in registered shares of common stock or in cash. We do not have the available cash necessary to make the payments in cash and we had not registered sufficient shares to facilitate payment of the monthly amortization due in shares of our common stock. This event of default has not been waived by the investors and is continuing. Our obligations under the Notes are secured by a security interest on all of our assets. Accordingly at any time that an event of default is continuing we may be forced to liquidate our assets and apply the proceeds of the sale to satisfy our payments due on the Notes. To date no investor has instituted or threatened to institute proceedings to enforce their security interest on our assets. Some investors have accepted unregistered shares in payment of the monthly amortization amount due to them. Other investors have been silent. We intend to endeavor to satisfy our past and future amortization payments due under the Notes by delivery of registered shares of our common stock. However there can be no assurance that this will be possible as the investors have the right to request payment in cash following an event of default. We do not have any available cash to make the payments due on the Notes in cash.

We have limited cash to continue our operations

The management of the Company acknowledges that its existing cash and cash equivalents may not be sufficient to fund its operations beyond the next three (3) months. Therefore, the ability of the Company to continue as a going concern will be dependent on whether the Company can generate sufficient revenue or obtain funding from alternative sources. The Company has not currently lined up any additional financing and we can’t assure you that we will be successful in finding additional financing on any terms.

We may not successfully implement our recently adopted new business plan; and the business plan even if successfully implemented may not result in increased profitability.

We have reported losses from operations in every year of our operating history. In order to achieve profitability and improve operating performance we recently changed our business strategy and formulated a new business plan. Under our newly adopted business plan we plan to move away from the low margin vaccine business and focus on higher margin vaccine and specialty drugs, to commence distribution of specialty pharmaceutical products, and antiviral products. We are also working to take direct control on subsidiaries’ operation and financial management instead of relying on the joint venture partner’s performance. We cannot assure you that we will be able to successfully implement our new business plan or that even if successfully implemented that we will achieve profitability.

We have reported losses from operations in every year of our operating history.

We have never generated profits from operations in any year. At December 31, 2006, we had an accumulated deficit of approximately $12.3 million. For the fiscal year ended December 31, 2006 we had an operating loss of approximately $3.7 million. For the nine months ended September 30, 2007 we had an operating loss of approximately $1.4 million. We will need to significantly increase our annual revenue to achieve profitability. We may not be able to do so. Even if we do achieve profitability for any period, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

We have incurred significant expenses in the past. Although we cannot quantify the amount, we expect expenses to continue to increase for the remainder of 2007 and we expect to continue to incur losses.

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

The factors described below raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2006.

We have relied upon outside financing to fund our operations. As a result, our ability to sustain and build our business has depended upon our ability to raise capital from investors and we do not know if we will be able to continue to raise sufficient funds from investors.

We have operated on a negative cash flow basis since our inception and we have never earned a profit. We anticipate that we will continue to incur losses and that we will continue to operate on a negative cash flow basis for at least the next 12 months.  We have financed our operations to date through the sale of stock, other securities and certain borrowings.

In December 2006 we received net proceeds of approximately $2.6 million through the sale of the Notes. We believe such funds will be sufficient to sustain our operations for the next three months based upon our current expectations. If, as expected, we continue to operate on a negative cash flow basis at the end of such period, then we will need to raise additional funds through the sale of securities. However, the terms of the December 13, 2006 financing impose significant restrictions on our ability to raise additional financing. See “Effect of the Notes.”

If we raise additional funds through the issuance of equity securities, this will cause significant additional dilution of our common stock, and holders of the additional equity securities may have rights senior to those of the current holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of those securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. The market price of our common stock has decreased from $0.43 on December 13, 2006, the date of issuance of the Notes to $0.0125 on January 9, 2008. If the market price of our common stock continues to decline our common stock may be worthless and this may adversely affect our ability to raise additional capital. Moreover, the terms of the agreements that we entered into on December 13, 2006 relating to issuance of the Note may impede our ability to raise additional capital. To the extent that we are able to raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of our current stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may not be able to continue as a going concern.

We do not have sufficient cash to make the payments on the Notes, so we are required to pay off the debt in shares of our common stock.

As of January 9, 2008, we had approximately $2.0 million of debt outstanding on the Notes secured by all our assets. We do not currently have the ability to service this debt in cash so we are required to pay off the debt in shares of our common stock. On October 15, 2007, we failed to pay our monthly amortization payment due on that date in that we failed to pay cash or deliver “registered” shares to the holders to satisfy our monthly amortization payment due on that date. This was due to the fact that that we had not registered a sufficient number of shares to facilitate the issuance of registered shares. This failure to pay amounts to an “event of default” under the terms of the Notes. We have not received a written waiver from the investors. Our obligations under the Notes are secured by a security interest all of our assets. As a result of the continuing event of default our assets, remain subject to foreclosure and our common stock may become worthless.

Effect of the Notes

The Notes (and Warrants issued therewith) may have an adverse impact on the market value of our common stock.

The resale of stock issuable on repayment or conversion of the Notes and on exercise of the warrants issued in connection with our December 13, 2006, or even the possibility of their resale, may adversely affect the trading market for our common stock and adversely affect the prevailing market price of our common stock. Since December 13, 2006, the market price of our common stock has decreased from $0.43 to $0.0125 on January 9, 2008.

The existence of rights under such Notes and warrants to acquire our common stock at prices with full ratchet anti-dilution clauses may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and will dilute the value of their stock.

The Notes and Warrants may adversely affect our financial flexibility.

The Notes impose a significant debt burden on us that could have adverse consequences on our business. The amount of the Notes could adversely affect us in a number of ways, including the following:

•      we may be unable to obtain additional  financing  for working capital, capital  expenditures, acquisitions and general corporate purposes;

•      debt-service requirements if paid in cash would reduce the amount of cash we have available for other purposes;

•      we may be restricted in our ability to make strategic acquisitions and to exploit business opportunities;

Under the terms of the Notes we can elect to make the monthly payments due on the Notes in cash or common stock. Our ability to make payments of principal and interest on our debt in cash depends on the amount of cash flow from operations, our future performance, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.   We currently are cash flow negative and have limited cash available to us and so have elected to make the monthly payments due in common stock. We will continue to do so unless we are able to raise additional capital or generate sufficient cash flow from operations in the future to service our debt in cash. The future issuance of shares of common stock to the holders of the Notes to pay the monthly amortization payments at the 25% discount to market price will further dilute the percentage ownership interest of our stockholders and will dilute the value of their stock.

The Notes may adversely affect our operational flexibility.

The terms of the December 13, 2006 financing impose restrictions on us that may affect our ability to successfully operate our business.  The transaction documents contain a number of covenants that may restrict our ability to operate, including, among other things, covenants that restrict our ability:

•       to incur additional indebtedness;

•       to pay dividends on our capital stock (except for our preferred stock);

•       to redeem or repurchase our common stock;

•       to issue shares of common stock, or securities convertible into common stock;

•       to use our assets as security in other transactions;

•       to create liens on our assets; and

•       to enter into certain transactions with affiliates.

Further, the Notes limit our ability to enter into any acquisition, merger exchange or sale or other transaction. A material breach of any of our obligations on the Notes constitutes an “event of default” under the Notes. An event of default could result in acceleration of our indebtedness and permit the investor to foreclose on our assets.

Risks related to our business strategy and risks related to our inability to carry out such strategy

Our new business strategy may be based on wrong assumptions, may be seriously flawed and may even damage our performance, competitive position in the market and our ability to survive in the market place. Even if our strategy is correct, we may never be able to successfully implement our strategy or to implement it in the desired fashion.

Our products and services may be harmful

Our products and services involve direct or indirect impact on human health and life. The drugs, products and services provided may be flawed and cause dangerous side effects and even fatality in certain cases and lead to major business losses and legal and other liabilities and damages to us.

Our products may subject us to product liability claims

We face the risk of loss resulting from, and adverse publicity associated with, product liability lawsuits, whether or not such claims are valid. We may not be able to avoid such claims and we do not carry product liability insurance.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Certain individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply in the future with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We are not currently subject to Section 404 but will be with respect to the fiscal year ended December 31, 2007. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Third parties may claim that we infringe on their proprietary rights or may prevent us from manufacturing and selling certain of our products

There has been substantial litigation in the pharmaceutical industry with respect to the manufacturing, use and sale of new products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may be required to commence or defend against charges relating to the infringement of patent or proprietary rights. Any such litigation could:

•	require us to incur substantial expense, even if we are insured or successful in the litigation;

•	require us to divert significant time and effort of our technical and management personnel;

•	result in the loss of our rights to develop or make certain products; and

•	require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties.

Although patent and intellectual property disputes within the pharmaceutical industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. These arrangements may be investigated by regulatory agencies and, if improper, may be invalidated. Furthermore, the required licenses may not be made available to us on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling some of our products or increase our costs to market these products.

In addition, when seeking regulatory approval for some of our products, we are required to certify to regulatory authorities, including the PRC State Food and Drug Administration (the “SFDA”), that such products do not infringe upon third-party patent rights. Filing a certification against a patent gives the patent holder the right to bring a patent infringement lawsuit against us. Any lawsuit would delay the receipt of regulatory approvals. A claim of infringement and the resulting delay could result in substantial expenses and even prevent us from manufacturing and selling certain of our products.

Our launch of a product prior to a final court decision or the expiration of a patent held by a third party may result in substantial damages to us. If we are found to infringe a patent held by a third party and become subject to such damages, these damages could have a material adverse effect on our results of operations and financial condition.

Risks related to acquisitions

Part of our strategy involves acquisitions of other companies and products and technologies. We may not be able to complete successfully such acquisitions due to the lack of capital and other factors. Even if we can complete such acquisitions, we may not be able to absorb and integrate the acquired operation and assets successfully into our currently operation. We may even make acquisitions that ultimately do not enhance our business.

Risks related to financial reports and estimates

We are subject to critical accounting policies and actual results may vary from our estimates. We follow generally accepted accounting principles in the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments concerning future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses reported in our financial statements. We believe that these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in the future.

We may not be able to grow

For us to survive and to succeed, we must have consistent growth. However, management may not be able to achieve or manage such growth. The inability to achieve and maintain and manage growth will significantly affect our survival and market position.

Insiders control our capital structure

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

Our executive officers, directors, and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates beneficially owned as of December 28, 2007, in the aggregate, approximately 41% of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We depend on key personnel and have no key man insurance

We depend on our key management and technological personnel. The unavailability or departure of such key personnel may seriously disrupt and harm our operations, business and the implementation of our business strategy and plans. Although most of these personnel are founders and stockholders, there can be no assurance that we can be successful in retaining them. We do not have key man insurance.

Most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Our assets are predominantly located inside China. Under the laws governing foreign-invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors of our Chinese operating companies and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated With Doing Business in China

We are subject to the risks associated with doing business in the People’s Republic of China.

Because most of our operations are conducted in China, we are subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

Economic reform policies or nationalization could result in a total investment loss in our common stock.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government has taken measures to curb this excessively expansive economy. These measures include restricting the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limiting re-centralization of the approval process for purchases of some foreign products. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our operations.

To date, reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future. However, we cannot assure you that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation and changes in the rate or method of taxation.

On November 11, 2001, China signed an agreement to become a member of the World Trade Organization (“WTO”), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions and provide trading and distribution rights for foreign firms. The tariff rate reductions and other enhancements will enable us to develop better investment strategies. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce members’ commercial rights. Also, with China’s entry to the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices.

The Chinese legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to investors.

The Chinese legal system is a system based on written statutes and their interpretation by the Supreme People’s Court. Prior court decisions may be cited for reference but have limited legal precedents. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the People’s Republic of China to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the People’s Republic of China, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

Enforcement of regulations in China may be inconsistent.

Although the Chinese government has introduced new laws and regulations to modernize its securities and tax systems on January 1, 1994, China does not yet possess a comprehensive body of business law. As a result, the enforcement, interpretation and implementation of regulations may prove to be inconsistent and it may be difficult to enforce contracts.

We may experience lengthy delays in resolution of legal disputes.

As China has not developed a dispute resolution mechanism similar to the Western court system, dispute resolution over Chinese projects and joint ventures can be difficult and we cannot assure you that any dispute involving our business in China can be resolved expeditiously and satisfactorily.

Impact of the United States Foreign Corrupt Practices Act on our business.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. We have attempted to implement safeguards to prevent and discourage such practices by our employees and agents. We cannot assure you, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Impact of governmental regulation on our operations.

We may be subject to liability for product safety that could lead to a product recall. Our operations and properties are subject to regulation by various Chinese government entities and agencies, in particular, the SFDA. Our operations are also subject to production, packaging, quality, labeling and distribution standards. In addition, our facilities are also subject to various local environmental laws and workplace regulations. We believe that our current legal and environmental compliance programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures or otherwise adversely effect our business and financial results.

We may be liable if the use of any of our products causes injury, illness or death. We may also be required to recall certain of our products that become contaminated or are damaged. Any product liability judgment or a product recall could have a material adverse effect on our business or financial results.

Moreover, the laws and regulations regarding acquisitions within the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

Most of our assets are located in China. In addition, most of our directors and officers are non-residents of the United States, and all, or substantial portions of the assets of such non-residents, are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	original actions brought in China relating to liabilities against non-residents or us based upon the securities laws of the United States or any state.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate it, which could result in the total loss of your investment.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice. Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

If political relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The legal authorities in China are in the process of evaluating tax and fee benefits provided to foreign investors and companies to encourage development within the country such that these benefits may be lessened or removed with the consequence that expenses may rise, impacting margins and net income.

The legal authorities are evaluating tax and fee benefits that have been available to foreign investors and companies operating in China and tax holidays for new enterprises.  It is anticipated, in the near term, there are going to be changes that substantially reduce or eliminate many, if not all, the tax and other governmental fee advantages that heretofore have been available to foreign entities and newly created entities whether or not such new entities are foreign.  The goal is to institute greater equalization of tax and government fee treatment of all corporate and similar entities in China.  China is being encouraged to create this more equal treatment because of its WTO obligations and public opinion within China. There may be phase-ins of various taxes and fees for entities that currently benefit from either no or lower tax rates and fees compared to wholly Chinese companies and entities, but there can be no assurance of this.  Even if there are phase-in periods, the length of such periods is not known. Overall, it is expected that the cost of operating in China will increase for those companies and entities that have had various tax and fee advantages in the past.

Foreign Exchange Control Risks

Fluctuations in the value of the Chinese Renminbi relative to foreign currencies could affect our operating results.

Substantially all our revenues and expenses are currently denominated in the Chinese Renminbi. However, we use denominations in United States dollar for financial reporting purposes. The value of Chinese Renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The Chinese government recently announced that it is valuing the exchange rate of the Chinese Renminbi against a number of currencies, rather than just exclusively to the United States dollar. Although the Chinese government has stated its intention to support the value of the Chinese Renminbi, we cannot assure you that the government will not revalue it. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. Currently, we are not engaged in any hedging transactions in connection with our operations.

The PRC government imposes control over the conversion of the Chinese Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC.

Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still subject to certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Risks Related to Common Stock

Our common stock is thinly traded, so you may be not be able to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Through the share exchange which was effected on June 9, 2004, we have essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we have undertaken efforts to develop market recognition for our stock. As of January 9, 2008, we had approximately 1,100 stockholders and our market capitalization was approximately $1.6 million. As a result, there is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

Currently our common stock is quoted in the OTCBB market, and the liquidity of our common stock may be very limited and affected by its limited trading market. The OTCBB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses and volatilities and shorting. There is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock is limited and sporadic. As a result of such trading activity, the quoted price for our common stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock and as a result, the market value of our common stock likely would decline.

Risks related to penny stocks

Our common stock is subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. As our common stock meets the definition of a penny stock, it is subject to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and “accredited investors” (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)).

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. At January 9, 2008, we had 159,377,774 shares of common stock outstanding. A significant number of our outstanding shares either are eligible for resale to the public without restriction pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the “Securities Act”) or are eligible for resale to the public pursuant to Rule 144 of the Securities Act. At January 9, 2008, options to purchase 9,372,321 shares of our common stock were outstanding of which 6,752,372 were vested, and warrants or other rights to purchase 15,194,118 shares of our common stock were outstanding. In addition, assuming an effective conversion rate of $0.007 we are required to issue an aggregate of 305,341,533 additional shares of our common sock to amortize the Note. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

We will not receive any proceeds from the future issuance of our common stock to the selling stockholders as repayment for the principal and interest on the Notes. We will receive the benefit of the reduction in our outstanding indebtedness in consideration for the issuance of shares of our common stock to repay outstanding principal and interest on the Notes or upon conversion of the Notes. However if the market price of the common stock continues to fall, as it has since the issuance of the Notes, more and more shares of our common stock will need to be issued to enable us to make payments when due on the Notes, resulting in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

 The following selected consolidated statement of operations data contains consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 (unaudited) and each of the fiscal years ended December 31, 2006 and December 31, 2005 and the consolidated balance sheet data as of September 30, 2007 and 2006 (unaudited) and year-end for the fiscal years ended December 31, 2006 and December 31, 2005. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of September 30, 2007 and 2006. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation.” The historical results are not necessarily indicative of results to be expected in any future period

	Nine Months Ended September 30		Years Ended December 31,
	2006	2007	2006	2005
	(unaudited)	(unaudited)	(in thousands of US dollars except per share data)
STATEMENT OF OPERATIONS DATA
Revenue	-	410.4	1,202.8	380.5
Net (loss) attributable to common stockholders	(529.6)	(1,428.1)	(4,027.5)	(2,841.3)
Net (Loss) per share, basic and diluted	($0.01)	($0.01)	($0.05)	($0.03)

BALANCE SHEET DATA
Working Capital (Deficit)	(2,105.7)	(747.8)	813.7	(1,818.8)
Total Current Assets	404.1	4,718.0	5,964.9	452.4
Total Current Liabilities	2,509.8	5,465.8	5,151.2	2,271.2
Total Stockholders’ Equity (Deficit)	(2,052.3)	(1,162.5)	(1,136.6)	(1,663.3)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion together with the more detailed business information and consolidated financial statements and related notes that appear elsewhere in this report and in the documents that we incorporate by reference into this report. This report may contain certain "forward-looking" information. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions  or the negative thereof or comparable terminology are intended to identify forward-looking statements. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors."

CRITICAL ACCOUNTING POLICIES

Set forth below is a summary description of certain of our critical accounting policies. See “Summary of Significant Accounting Policies” in the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2006, included elsewhere in this prospectus, for a full description of our critical accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its wholly and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Financial Instruments

The carrying amounts reported in the consolidated balance sheet for the company’s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheet for or amounts recorded as other liabilities and due to officers approximate their values based on current rates at which we could borrow funds with similar maturities.

Comprehensive Income (Loss)

We adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting of comprehensive income and its components. In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency translation adjustment.

Foreign Currency Translation

Substantially all of our operations are conducted in China and the financial statements are translated from China’s Renminbi, the functional currency, into U.S. Dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” Accordingly, all foreign currency assets and liabilities are translated at the period-end exchange rate and all revenues and expenses are translated at the average exchange rate for the period. The effects of translating the financial statements of foreign subsidiaries into U.S. Dollars are reported as a cumulative translation adjustment, a separate component of comprehensive income in stockholder’s equity.

Loss Per Common Share, Basic and Diluted

We account for net loss per common share in accordance with the provisions of SFAS No. 128, “Earnings Per Share” (“EPS”). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Certain common equivalent shares have been excluded from the computation of diluted EPS since their effect would be anti-dilutive.

Concentrations of Business and Credit Risk

Financial Risks

At times throughout the year, we may maintain certain bank account balances in excess of FDIC insured limits.

Geographical Risks

Substantially all of our assets and operations are in China. Therefore, our business, financial condition and results of operations may be adversely affected by significant political, economical and social uncertainties in China.

Reclassifications

Certain amounts in the 2005 financial statements have been reclassified for comparative purpose to conform to presentation in the 2006 financial statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

On January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R) “Share-Based Payment” using the modified prospective application. The Company has been expensing share based awards granted after January 1, 2003 under the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”. For the year ended December 31, 2006, included in net loss was expense of $2,897,459 after tax, of stock based compensation related to stock options and warrants granted. If the Company had followed the fair value recognition provisions of SFAS 123(R) for all outstanding and unvested stock options and other stock-based compensation for the year ended December 31, 2005 there would have been no material impact on the Company’s financial statements. For the nine months ended September 30, 2007, included in net loss was expense of $165,458 after tax, of stock based compensation related to stock options granted.

BUSINESS OVERVIEW

We are a provider of bio-pharmaceutical products with our focus mainly on the development and marketing of human vaccines and other pharmaceutical products. In 2006, we re-focused our business from telecommunications to bio-pharmaceuticals. Currently, we develop and distribute our products in China. We have established a distribution and development platform in China as a result of our acquisition of our interest in our subsidiary, Hainan CITIC Bio-pharmaceutical Development Co., Ltd. (“HCBD”) and, as a result of its joint venture with Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd.

The emphasis of our business is on the introduction of technology and the marketing of products rather than on manufacturing. It is our goal to operate efficiently and in compliance with applicable regulations and to reduce the risk of any potential factory contaminations with respect to our products.

The following discussion should be read in conjunction with our condensed consolidated financial statements and the notes thereto:

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2007 and 2006

Revenue

Revenue increased by $410,390 for the nine months ended September 30, 2007 compared to $0 for the nine months ended September 30, 2006. As a result of the Company’s re-positioning for bio-pharmaceutical opportunities in China and its exit from communications services in the U.S., there was no revenue in the first nine months of 2006, and all of the Company’s revenue during the nine months ended September 30, 2007 was generated from the vaccine and other bio-pharmaceutical products distribution business solely as a result of consolidation of the financials of HCBD for the period. Due to recent regulation change in bio-pharmaceutical products distribution in China, we predict that we will generate lower sales revenue than its sales target for 2007.

Cost of Revenue and Gross Margin

Cost of sales increased by $383,195 for the nine months ended September 30, 2007 compared to $0 for nine months ended September 30, 2006. For the nine months ended September 30, 2007, cost of sales was comprised of the purchasing of vaccine and other bio-pharmaceutical products. There was no revenue and therefore no cost of sales in the first nine months of 2006.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisted primarily of labor cost and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include the expenses recognized for stock-based compensation pursuant to FAS 123(R).

SG&A expenses increased by $964,977 to $1,446,402 in the nine months ended September 30, 2007 from $481,425 in the nine months ended September 30, 2006. The increase was mainly attributed to the increase in costs related to being a public company including professional services related to auditing, legal and other services, as well as $165,458 for stock-based compensation expenses recognized in the period.

Interest Expense

Interest expense net of interest income, was $157,048 for the nine months ended September 30, 2007, primarily comprised of $160,000 accrued interest for the $3,000,000 Secured Convertible Promissory Notes at an interest rate of 8% per annum.

Income Taxes

The Company has been incurring operating losses over the years and therefore is only required to accrue and pay minimum taxes according to local tax regulations. No income tax provision has been recorded for the nine months ended September 30, 2007 or 2006 as a result of the accumulated operating losses incurred.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Loss

Comprehensive loss increased by $763,904 to $1,293,471 for the nine months ended September 30, 2007 compared to $529,567 for the nine months ended September 30, 2006. The increase was primarily due to the increase in SG&A for the period, partially offset by other comprehensive income for amount of $134,641 for the period, resulting from foreign currency translation gains.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue

Revenue increased by $822,244 or 216.1% for the Company’s fiscal year ended December 31, 2006 compared to the Company’s fiscal year ended December 31, 2005. As a result of the Company’s re-positioning for bio-pharmaceutical opportunities in China and its exit from value-added communications services in the U.S., substantially all of the Company’s revenue, amounting to $1,202,763 during the fiscal year ended December 31, 2006, was generated from our vaccine distribution business solely as a result of consolidation of the financials of HCBD since the date of acquisition. As a comparison, substantially all of the Company’s revenue, amounting to $380,519 during the fiscal year ended December 31, 2005, was generated from sales of VoIP and value-added communications services to business and residential customers.

During the year ended December 31, 2006, there was no single customer accounting for more than 10% of our total revenue. During the fiscal year ended December 31, 2005, one customer, Alosat Communications Inc., accounted for more than 10% of our total revenue.

Comprehensive Loss

Comprehensive loss increased by $1,145,581 or 40.3% to $3,986,897 in the year ended December 31, 2006 from $2,841,316 in year ended December 31, 2005. The increase was mainly attributed to non-cash expenses amounting to $2,897,459 recognized for stock based compensation related to stock options and warrants granted in 2006 pursuant to SFAS 123(R). Excluding the impact of stock based compensation, the Company’s comprehensive loss would have decreased as a result of the reduction in R&D expenses and marketing and sales expenses related to the telecommunications business as a result of the Company’s re-positioning from communications to bio-pharmaceutical business.

Cost of Sales

Cost of sales increased by $898,047 or 507.9% for the Company’s fiscal year ended December 31, 2006 compared to the Company’s fiscal year ended December 31, 2005. For the year ended December 31, 2006, cost of sales was comprised mainly of the purchasing of vaccine and other bio-pharmaceutical products. The cost of service revenues for the year ended December 31, 2005 was $176,817 which consisted of costs primarily associated with network operations and related personnel, telephony origination and termination services provided by third-party carriers, and indirect costs associated with purchasing, scheduling and quality assurance.

Research and Development Expenses

Research and development expenses decreased by $611,362 or 100% for the Company’s fiscal year ended December 31, 2006 compared to the Company’s fiscal year ended December 31, 2005. As a result of the Company’s re-positioning for bio-pharmaceutical opportunities from communications services in 2006, the Company did not incur any Research and development expenses. R&D expenses were $611,362 in 2005. R&D expenses consisted primarily of compensation paid to personnel involved with system design, implementation, and testing, and equipment costs associated with IP-PCS systems and solutions development. R&D costs, including software development and system integration costs, are expensed as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisted primarily of labor cost and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include the expenses recognized for stock-based compensation pursuant to FAS 123(R).

SG&A expenses increased by $1,521,226 or 68.2% to $3,752,182 in 2006 from $2,230,956 in 2005. The increase was mainly attributed to the non-cash expenses amounting to $2,897,459 recognized for stock based compensation related to stock options and warrants granted in 2006 pursuant to SFAS 123(R). When excluding the impact of stock based compensation, the Company’s SG&A decreased, primarily due to the reduction in marketing and selling expenses related to the telecommunications business as a result of the Company’s re-positioning to bio-pharmaceutical business which requires fewer expenses to operate.

Income Taxes

The Company has been incurring operating losses over the years and therefore is only required to accrue and pay minimum taxes according to local tax regulations. No income tax provision has been recorded for 2006 or 2005 as a result of the accumulated operating losses incurred.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. During 2005, the Company received proceeds of $216,247 as a result of the sale of net operating loss carryforwards resulting from accumulated losses through the year ended December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

Working capital

As of September 30, 2007, the Company had combined cash and cash equivalents of $678,275 and a working capital deficit of $574,237, as compared to cash and cash equivalents of $2,307,799 and working capital of $813,682, respectively, at December 31, 2006. The decrease in our working capital was primarily due to the decrease in current assets, mainly in cash and cash equivalents, to cover the operating expenses. Our current liabilities of $5,465,801 included $1,814,286 in current portion of the two-year Secured Convertible Promissory Notes, and $1,017,016 in loans from and deferred compensation due to the officers of the Company which are payable on demand.

For the nine months ended September 30, 2007, the Company used approximately $1,919,072 of cash for operations as compared to approximately $15,096 for the same period in 2006. This was mainly attributable to the Company’s increased loss during the nine months ended September 30, 2007 as compared the same period in 2006, due to the factors discussed above; and increase in assets in terms of other receivables and inventory, and decrease in other liabilities between the two periods.

There was no cash flow incurred in investing activities other than $5,693 inflow for the nine months ended September 30, 2007 due to disposal of fixed assets. Payment for principal and interest of the Secured Convertible Promissory Notes was made in form of common stock and thus no cash flow incurred.

The management of the Company acknowledges that its existing cash and cash equivalents may not be sufficient to fund its operations beyond the next 3 months. Therefore, the ability of the Company to continue as a going concern will be dependent on whether the Company can generate sufficient revenue or obtain funding from alternative sources. The Company has not currently lined up any additional financing and we can’t assure you that we will be successful in finding additional financing on any terms.

Capital Stock Transactions

In February 2005, the Company completed a private placement of 260,000 shares of common stock at a price of $1.00 per share, or gross proceeds of $260,000.

During the quarter ended March 31, 2005, the Company granted 402,000 fully vested, non-forfeitable warrants to purchase shares of common stock to two consultants for services in addition to cash payments. Those warrants expired without being exercised. Also during the quarter ended March 31, 2005, the Company granted 100,000 fully vested, non-forfeitable shares of common stock to a consultant for services.

In April 2005, the Company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. Those warrants have expired without being exercised.

In May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

Also in May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

In July 2005, the Company completed a private placement of 1,000,000 of common stock at a purchase price of $0.50 per share, or gross proceeds of $500,000 and, for no additional consideration, a cashless 5-year warrant to purchase an additional 400,000 shares at an exercise price of $0.75 per share. A value of $168,000 of the proceeds has been allocated to the warrant.

 Also in July 2005, the Company entered into a service agreement pursuant to which the Company agreed to issue warrants to purchase up to an aggregate of 200,000 shares (the “Service Warrant Shares”) of the common stock in exchange for investor relations services. The Company had the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. The Service Warrant Shares were scheduled to vest in accordance with the following schedule and are purchasable at the following exercise prices:

•	50,000 Service Warrant Shares were immediately vested and may be purchased at an exercise price of $0.90 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 91st day following the date of the service agreement and were purchasable at an exercise price of $1.10 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 181st day following the date of the service agreement and were purchasable at an exercise price of $1.30 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 271st day following the date of the service agreement and were purchasable at an exercise price of $1.50 per share.

The warrants shall terminate on the 24-month anniversary of the effective date of a registration statement filed by the Company to register the resale of the Service Warrant Shares; provided, however, in the event that the Company elects to terminate the service agreement early as described above, the warrants will immediately terminate as to any Service Warrant Shares that are not then vested. By October 5, 2005, the Company terminated the service agreement, resulting in only 50,000 Service Warrant Shares vested with an exercise price of $0.90 per share. Those warrants have expired without being exercised.

On January 24, 2006, the Company granted 2,701,000 options, of which all are fully vested, to purchase shares of common stock at an exercise price of $0.52, to officers, employees and consultants of the Company.

On January 26, 2006, the Company announced its plans to re-position itself for bio-pharmaceutical and other high growth opportunities in China, while continuing its commercialization of its high potential mobile VoIP solutions.

In conjunction with the Company’s re-positioning plans, on February 27, 2006 the Company entered into an agreement to transfer ownership of its Chinese subsidiary Zhejiang Guang Tong Wang Luo Co., Ltd (ZJQC) to third parties. On January 1, 2006, the Company also entered into an agreement to transfer ownership of its U.S. subsidiary China Quantum Communications, Inc. to a former employee.

On April 7, 2006, the Company entered into a Share Exchange Agreement for the purpose of acquiring 100% of the outstanding capital stock of CBL, which has rights to invest in Tianyuan Bio-Pharmaceuticals Company, Ltd. and Zhejiang Tianyuan Biotech Co., Ltd. (“ZTBC”). The Company issued a total of 3,000,000 shares of restricted common stock in exchange for 100% of the outstanding capital of CBL.

In December 2006, the Company amended its Certificate of Incorporation to increase the number authorized shares of its common stock from 100,000,000 to 200,000,000.

On December 13, 2006, the Company entered into a Subscription Agreement with respect to the issuance and sale of $3,000,000 aggregate principal amount of its Secured Convertible Promissory Notes due December 13, 2008. The Notes are convertible at the option of the holders at any time into shares of the Company’s common stock. Prior to the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at a per share conversion price equal to $0.25 per share. Following the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at the lesser of $0.25 per share and 75% of the average of the closing bid prices for the common stock for the five trading days prior to the date of conversion. The Notes bear interest at a rate of eight percent (8%) per annum. After an event of default the Notes bear interest at 15 % per annum. The Company’s obligation to make monthly payments, consisting of principal of and accrued interest on the Notes commenced on March 13, 2007. Prior to an event of default, the Company may, at its option pay the monthly payments in the form of either cash or shares of common stock. In the event that the Company elects to pay the monthly amount in cash, the Company shall be obligated to pay 115% of the principal amount component of the monthly amount and 100% of all other components of the monthly amount. In the event that the Company elects to pay the monthly amount in shares of common stock, the stock shall be valued at an applicable conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average of the closing bid price of the common stock for the five trading days preceding the applicable repayment date. Provided that an Event of Default has not occurred, the Company may, at its option, prepay the outstanding principal amount of the Notes, in whole or in part, at any time upon 30 days written notice to the holders by paying 120% of the principal amount to be repaid, together with accrued interest thereon plus any other sums due to the date of redemption. The Notes are secured by a Security Agreement entered into by and among the Company, CQCL, CBL, and QCCN and Barbara R. Mittman, as collateral agent for the purchasers of the Notes. The obligations of the Company under the Subscription Agreement with respect to the Notes and the Notes are guaranteed by the CQCL, CBL and QCCN pursuant to a Guaranty, dated as of December 13, 2006, entered into by the CQCL, CBL and QCCN, for the benefit of the purchasers of the Notes.

In connection with the sale of the Notes, the Company also issued to the purchasers of the Notes, Class A Warrants to purchase up to an aggregate of 6,000,000 shares of common stock and Class B Warrants to purchase up to an aggregate of 6,000,000 shares of common stock. One Class A Warrant and one Class B Warrant were issued for each two shares of common stock that would have been issuable on the closing date assuming the complete conversion of the Notes on such date. The Class A Warrants have an exercise price of $0.30 per share and the Class B Warrants have an exercise price of $0.40.

Melton Management Ltd. acted as the finder with respect to the issuance and sale of the Notes and received a warrant to purchase 2,400,000 shares of our common stock at an exercise price of $0.30 per share.

In January 2007, one employee of the Company exercised stock options to purchase 25,000 shares of the common stock of the Company at exercise price of $0.20 per share. The Company received total net proceeds of $4,985.

On April 12, 2007, the Company granted 3,199,405 options to purchase shares of common stock at an excise price of $0.14 to officers, employees and consultants of the Company. Such options have a ten-year life and are vested within 5 years.

In 2007, the Company issued an aggregate of 25,041,747 shares of common stock to the holders of the Secured Convertible Promissory Notes in payment of principal and accrued interest on the Notes of $1,122,609.26 at an average conversion price of $0.045 per share, which was equal to 75% of the average of the closing bid prices for the common stock for the five trading days prior to the date of conversion.

In 2007, the Company issued an aggregate of 48,791,027 shares of common stock to two investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company. According to this Favored Nations Provision, if at any time shares are held by such investors until three years after the Actual Effective Date, the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share of Common Stock or exercise price per share of Common Stock which shall be less than the per share Purchase Price of the Shares, or less than the exercise price per Warrant Share, respectively, without the consent of each of such investors holding Shares, Warrants, or Warrant Shares, then the Company shall issue, for each such occasion, additional shares of Common Stock to each of such investors so that the average per share purchase price of the shares of Common Stock issued to the investors (of only the Shares or Warrant Shares still owned by the investors) is equal to such other lower price per share and the Warrant Exercise Price shall automatically be reduced to such other lower price per share.

This “Favored Nations Provision” was triggered by the issuance of stock in payment of the principal and interest on the Notes.

Need for current financing; Going Concern

Our ability to continue as a going concern is dependent upon our ability to raise capital in the near term to: (1) satisfy our current obligations, and (2) continue our planned re-positioning for bio-pharmaceutical opportunities in China. We do not have sufficient capital to fund our operations at the current level unless we receive additional capital either through external independent or related party funding, revenues from sales, further expense reductions or some combination thereof.

 Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS OF THE COMPANY

OVERVIEW

We are a provider of biopharmaceutical products focusing mainly on the development and marketing and distribution of human vaccines and other pharmaceutical products.

We have established a distribution and development network in China through the acquisition of our interest in our subsidiary, Hainan CITIC Bio-pharmaceutical Development Co., Ltd. (“HCBD”) and through our joint venture with Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd (‘ZTBC”).

Our emphasis is on the introduction and the marketing and distribution of products rather than on manufacturing. Most of our operations are in China and until recently we were involved mainly in the distribution of human vaccines.

Approximately 80% of our revenues for 2006 were derived from the distribution of vaccine products and all of our sales revenues were made to PRC based customers.

Over the past couple of years the vaccine business has become more competitive. In addition, in July 2007 the former head of China's State Food And Drug Administration, was executed by shooting for taking bribes from various firms in exchange for state licenses. The SFDA is currently reviewing all licenses granted over the last 8 years and there is a large backlog over the issuance of new licenses. In order to improve our operating performance and cope with this changing environment, we have changed our business strategy and formulated a new business plan to conserve cash, lower expenses and increase profitability. Beginning in 2007 we started to distribute a few specialty drug products, such as Serrapeptase. We plan to take more control on the available cash in our subsidiaries and move into areas with higher market potential and higher margin specialty pharmaceutical products.

Move Away from the Low Margin Vaccine Business

We plan to move away from the low margin vaccine business and focus on higher margin vaccine and specialty drugs.

Due to the recent changes in vaccine sectors, more and more vaccine manufacturers have entered the low margin vaccine business such as distribution of flu vaccine, which has created severe competition among, and squeezed the profit margin of the vaccine distributors. To avoid this direct competition, we are currently negotiating with a few global vaccine manufacturers for carrying their higher margin products. We cannot assure you that we be successful in entering into an agreement.

Commence Distribution of Specialty Pharmaceutical Products

In February we began distributing on a trial basis certain specialty pharmaceutical products of Takeda Pharmaceutical Company, Ltd. (“Takeda”), the largest pharmaceutical company in Japan. Takeda specializes in the research and development of breakthrough drugs, and has marketing operations throughout U.S., Europe, and Asia. In Japan, Takeda has also built a strong presence in the over-the-counter (OTC) drugs market, and holds the second largest share of that domestic market.

After distributing its products for about ten months on a trial basis, both parties have agreed to continue this relationship and we intend to commit more resources and increase our ability to distribute Takeda’s products. Currently we have an agreement to distribute Serrapeptase tablets manufactured by Takeda.

Antiviral Products

In October 2007 we began working with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce a new antiviral medicine to the overseas market (including the United States and other overseas markets). This all-natural product has been approved in China for external use to treat human papillomavirus (“HPV”) and herpes simplex virus (“HSV”). The commercial product was released in November 2007, and we will begin to distribute this product in certain regions in China and have the right to distribute it in all overseas markets, including the United States. We are working with existing distribution channels in China and will work with existing distribution channels in the United States to sell these products. We expect to have distribution margin in excess of 30% and 35% in China and in the United States, respectively.

Take Closer Control on Subsidiaries

We are working to take direct control of our subsidiaries’ operations and financial management instead of relying on our joint venture partner’s performance. Recently we reached agreement with our joint venture partner to increase our shareholding in our joint venture in China, Zhejiang Tianyuan Biotech Co., Ltd., and eventually to have 100% control and ownership in this joint venture and its subsidiary, Hainan CITIC. We plan to change its name to Zhejiang Baicon Pharmaceutical Co., Ltd. We did not need to raise additional capital to complete this transaction. We expect that this will help to preserve our available cash, increase our operating stability, provide us with more operation flexibility, and improve our current performance.

Improve Current Operation Results

After almost a year of endeavoring to establish our footing into China, we have adjusted to this complicated market environment and business landscape. In an effort to improve our current operating results, we have begun taking the steps outlined above with a view to strengthen our control over our operating subsidiaries, preserve cash, apply available resources to, and refocus on, higher margin, less competitive products with greater market potential. We cannot assure you that we will be successful with any of these objectives.

As of January 9, 2008, we employed 42 individuals in China and overseas.

Product Development

We are currently working with a number of international companies as partners to develop new drug markets.

Soonfast: In October 2007 we began working with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce a new antiviral medicine to the overseas market (including the United States and other overseas markets). This all-natural product has been approved in China for external use to treat human papillomavirus (“HPV”) and herpes simplex virus (“HSV”). The commercial product was released in November 2007, and we will begin to distribute this product in certain regions in China and have the right to distribute it in all overseas markets, including the United States. We are working with existing distribution channels in China and will work with existing distribution channels in the United States to sell these products. We expect to have distribution margin in excess of 30% and 35% in China and in the United States, respectively. Tests have shown an inhibitory effect on the growth of HPV and HSV. The medicine can reduce the incidence of infection from HPV and HSV by 90 per cent for only 2-3 days.

HYTE Reseach: We have an agreement with HYTE Research LLC, a New Jersey-based biotechnology research company. Under the agreement, both companies will jointly develop and commercialize nano-poly enhancement technology for improving the effectiveness and reducing the side effects of human vaccines.

We recently postponed our development effort to introduce an immunotherapeutic vaccine Staphage Lysate in China that treats diseases of staphylococcal infection. Due to the recent problems caused by the delay at the SFDA in the drug approval processes in China, we decided to postpone our clinical trial effort until the environment improves.

Products and Services

In 2006 our products in 2006 were mainly preventive vaccines for preventing various diseases and illnesses. We have extended our products into other pharmaceutical products in 2007. We distribute our products in China.

Preventive Vaccines

In 2006, we distributed flu vaccines mainly manufactured by our joint venture partner, Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd., in 2006. Due to regulatory issues, we decided not to continue to distribute flu vaccine manufactured by our joint venture partner.

Other Products and Services

We also utilize our distribution network, through our PRC based operating subsidiary HCBD, to distribute other pharmaceutical products and to provide logistic services for other biopharmaceutical companies. Currently we have an agreement to distribute Serrapeptase tablets manufactured by Takeda Pharmaceutical Company, Ltd. (“Takeda”), the largest pharmaceutical company in Japan. We are currently seeking other distribution opportunities.

Product Development

We are currently working with several international companies as partners to develop new drug markets.

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We have an agreement with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce an all-natural antiviral medicine in certain overseas markets including the United States and certain European countries. This medicine has been approved in China for external use to treat human papilloma virus (“HPV”) and herpes simplex virus (“HSV”). The tests have shown an inhibitory effect on the growth of HPV and HSV. The medicine can reduce the incidence of infection from HPV and HSV by 90 per cent for only 2-3 days.

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We also have an agreement with HYTE Research LLC, a New Jersey-based biotechnology research company. According to the agreement, both companies will jointly develop and commercialize nano-poly enhancement technology for improving the effectiveness and reducing the side effects of human vaccines.

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We recently postponed a development effort in China to introduce an immunotherapeutic vaccine Staphage Lysate that treats diseases of staphylococcal infection. Due to the recent problems in drug approval processes in China, we decided to withhold the clinical trial effort until the environment improves.

Market Overview

The global pharmaceutical market has steadily increased for the past ten years. In China, the pharmaceutical market has increased during the past decade at a high growth rate along with the Chinese economy growth and we expect that it will continue to grow in the next decade.

Corporate History

In July 2002, the Company was incorporated in Delaware as Techedge, Inc. to serve as the successor to the business and assets of BSD Development Partners, LTD. (“BSD”). BSD was formed in 1997 as a Delaware limited partnership for the purpose of investing in the intellectual property of emerging and established companies.

In September 2002, BSD merged with Techedge. From September 2002 until June 2004, Techedge endeavored to continue the business of BSD and sought to enhance the liquidity of the securities owned by its investors by becoming subject to the reporting requirements of the Securities Exchange Act of 1934 and by seeking to have its common stock quoted on the OTC Bulletin Board, or “OTCBB."

 On June 9, 2004, Techedge acquired all of the issued and outstanding stock of China Quantum Communication Limited, or CQCL, pursuant to a share exchange agreement, by and among Techedge, certain of its stockholders, CQCL and its stockholders (the “Share Exchange”). In connection with the Share Exchange, Techedge’s then existing directors and officers resigned as directors and officers of Techedge and were replaced by directors and officers designated by CQCL.

After the Share Exchange, Techedge refocused its business efforts on developing and providing its IP-based personal communication service, a regional mobile voice over IP (“VoIP”) service delivered on unlicensed low-power PCS frequencies through IP-enabled local transceiver and IP-centric soft-switched networks, operating on an advanced proprietary software centric multi-service global communication service platform and management system. Techedge also continued operating CQCL’s communications service business through CQCL and CQCL’s wholly-owned subsidiaries, China Quantum Communications Inc., a Delaware corporation, and Guang Tong Wang Luo Ke Ji (China) Co. Ltd. (also known as Quantum Communications (China) Co., Ltd.), a Chinese company.

On January 26, 2006, we announced our plans to re-position our business to bio-pharmaceutical and other high growth opportunities in China, while continuing its commercialization of its mobile VoIP services.

On February 27, 2006, in conjunction with our re-positioning plans, we entered into an agreement to transfer ownership of our Chinese subsidiary Zheijang Guang Tong Wang Luo Co., Ltd. to third parties.

On January 1, 2006, we also entered into an agreement to transfer ownership of our U.S. subsidiary China Quantum Communications, Inc. to a former employee.

On April 7, 2006, we entered into a Share Exchange Agreement for the purpose of acquiring 100% of the outstanding capital stock of China BioPharma Limited (“CBL”), a Cayman Islands company, which has rights to invest in Tianyuan Bio-Pharmaceuticals Company, Ltd. and Zhejiang Tianyuan Biotech Co., Ltd. (“ZTBC”). (CBL has signed a investment agreement with Tianyuan Bio-pharmaceuticals Co., Ltd. to invest into the joint venture partner and the joint venture.)  In exchange for 100% of the outstanding capital of CBL we issued a total of 3,000,000 shares of restricted common stock to CBL’s stockholders.

On July 14, 2006, Techedge and China Biopharma, Inc. (“CBI”), a Delaware corporation and a wholly-owned subsidiary of Techedge, executed and delivered a Plan and Agreement of Merger whereby the parties agreed to merge CBI with and into Techedge, with Techedge being the surviving corporation. By virtue of, and effective upon the consummation of the merger, the Certificate of Incorporation of the Company was amended to change its name from “Techedge, Inc.” to “China Biopharma, Inc.” The merger became effective on August 10, 2006.

Corporate Structure

We currently have two operational segments. One segment, consisting of CBL and its subsidiaries provides bio-pharmaceutical products. The other segment, which consists of CQCL and its subsidiary, was engaged in the business of providing telecommunications services and developing related technology. However, following our re-positioning of our business focus from telecommunications to bio-pharmaceutical operations, CQCL ceased carrying on any daily business activities and is currently looking for strategic partners in order to continue its business. Set forth below is a graphic representation of the current organizational structure of the Company and its subsidiaries.

China Biopharma Limited

China Biopharma Limited (“CBL”) is a Cayman Islands company and a wholly-owned subsidiary of the Company. CBL manages the operations of all our bio-pharmaceutical business in China.

Zhejiang Tianyuan Biotech Co., Ltd (ZTBC).

Zhejiang Tianyuan Biotech Co., Ltd (“ZTBC”), is a Sino-US joint venture between CBL and Zhejiang Tianyuan, our joint venture partner. The Company owns 65% of ZTBC and Zhejiang Tianyuan owns 35%. ZTBC was formed on June 24, 2006 and was funded on December 22, 2006. Of the total $3,000,000 initial capitalization of ZTBC, CBL invested $1,950,000 and Zhejiang invested $1,050,000 in cash. Recently we reached agreement with our joint venture partner to increase our shareholding in our joint venture in China, Zhejiang Tianyuan Biotech Co., Ltd., and eventually to have 100% control and ownership in this joint venture and its subsidiary, Hainan CITIC. We plan to change its name to Zhejiang Baicon Pharmaceutical Co., Ltd.

Zhejiang Tianyuan, has agreed to perform all of the manufacturing functions on behalf of ZTBC and ZTBC will handle all future vaccine development and marketing. All the marketing and sales personnel of Zhejiang Tianyuan have been transferred to ZTBC.

Hainan CITIC Bio-Pharmaceutical Development Co., Ltd.

ZTBC is currently the owner of 70% f the outstanding stock of Hainan CITIC Bio-pharmaceutical Development Co., Ltd (“HCBD”). The remaining 30% of HCBD is owned by Zhejiang Tianyuan (20%) and by one of its original owners (10%).

HCBD is a national distributor of biopharmaceutical products in China and has established a distribution platform including “cold-chain” logistics (which are the refrigeration logistics in the distribution chain).

HCBD distributes the vaccines provided by local vaccine manufacturers, including ZTBC and Zhejiang Tianyuan and other bio-pharmaceutical products made by large global drug manufacturers, such as Merck.

China Quantum Communication Limited

China Quantum Communication Limited is a Cayman Islands company and a wholly-owned subsidiary of the Company. CQCL holds all of the Company’s telecommunications business interests and owns all the intellectual property of mobile VoIP technology. Following our decision to re-position its business focus from telecommunications to bio-pharmaceuticals, CQCL is no longer engaged in daily business operation activities. CQCL is currently seeking a strategic partner in order to be able to continue its telecommunications business operations.

Guang Tong Wang Luo Ke Ji (China) Co., Ltd.

Guang Tong Wang Luo Ke Ji (China) Co., Ltd. (also known as Quantum Communication (China) Co., Ltd (“QCCN”)) is a wholly-owned subsidiary of CQCL. QCCN has in the past acted as the company’s Chinese business center in order to support all of its administrative activities. In addition, QCCN operated a communication service operations center and a technology development center on behalf of CQCL. Following our decision to re-position our business focus from telecommunications to bio-pharmaceuticals, QCCN ceased its telecommunications-related business operations.

Marketing and Sales

We target customers in the Chinese pharmaceutical market who seek products that treat common diseases and illnesses. We plan to focus our primary marketing and sales on hospitals and clinics. We intend to work with local and international vaccine manufacturers to jointly promote their products in China. We also plan to develop and promote new products carrying our own brand name. We have not yet successfully developed any of our own products. We are currently developing with Soonfast the Antiviral product to treat HPV which we plan to distribute.

Distribution

We distribute vaccines and other bio-pharmaceutical products through our subsidiary, HCBD. HCBD has built a system of refrigerated or “cold-chain” distribution logistics. HCBD has five regional distribution centers covering approximately 236 cities in China. In the event of an outbreak of a contagious disease, HCBD could deliver needed vaccines from local manufactures to any one of these cities within 24 hours.

HCBD distributes vaccines and other pharmaceutical products in China under two different arrangements: representative arrangements and buy-and-sell arrangements. With representative arrangements, HCBD sells and distributes the products on behalf of original manufacturers, and is paid with sales commission after the sales close. HCBD currently has entered into representative arrangements with our joint venture partner, Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd. With buy-and-sell arrangements, HCBD actually takes title to the products and sells them as its own products. We have buy-and-sell arrangement with Takeda Pharmaceutical Company, Ltd. for their products.

In most cases, the proceeds from sales of products are collected after the products are actually administered to patients instead of being paid on delivery. In most cases, the time from delivery of products to actual collection of proceeds from the sale of such products may vary anywhere from one to three months.

Key Suppliers

We source our products from local and international drug manufacturers. In 2006, the largest supplier of HCBD was our joint venture partner, Zhejiang Tianyuan. Our largest supplier in 2007 is Guerbet (Asia-Pacific) Co., Ltd., a French company’s subsidiary in China, a manufacturer of contrast media products. The Company distributed flu vaccine products in several regions in China. We do not have exclusive distribution agreement with our joint venture partner.

In 2007, we began to distribute Serrapeptase tablets made by Takeda.

Principal Customers

We distribute our products directly or indirectly to local hospitals, clinics, pension fund health programs, and Chinese Centers for Disease Control and Prevention (“CDCs”) in China.

Competition

The Chinese market for pharmaceutical products is very competitive. There are many local and global pharmaceutical suppliers in China selling various human products. The Company competes with large established global and local drug companies such as Merck, GlaxoSmithKline, Sanofi Pasteur, and Novartis. These companies offer a wide range of pharmaceutical products that use similar formulations and competing technologies.

We also face significant competition from traditional local small drug providers, as well as local government-owned companies. We compete for customers based principally on product offerings, price and customer service.

Government Regulations

Due to its nature, the pharmaceutical industry is highly regulated in most countries. Various government agencies regulate product registrations, production certifications, distribution licenses, application control, and other factors beyond general business operation.

When a company imports or introduces a pharmaceutical product into a country, regulators in most countries require registration and local clinical studies of the vaccine to approve its safety and efficacy before the product can be distributed and sold regardless of its maturity and approval status elsewhere.

The Company distributes its products in China through its subsidiary, HCBD using its bio-pharmaceutical distribution license.

Employees

As of January 9, 2008, we employed 42 individuals in the United States and in China. Most employees are located in China because the Company conducts substantially all of its business operations in China. The Company’s employees are not represented by a labor union and management considers its employee relations to be good.

Revenues and Assets by Geographic Location

Substantially all of our revenues have been generated in China and substantially all of our long-lived assets are located within China.

Description of Property

Neither the Company nor any of its subsidiaries owns any real property. The following is a summary of the material leased facilities where we currently conduct our business operations:

Locations	Sq. Ft.	Description	Lease Expiration Date
Hangzhou, China	1,000	Head Office	Year to Year
Hangzhou, China	2,000	CBL/ZTBC Office	Year to Year
Beijing, China	2,500	HCBD Office	Year to Year
Haikou, China	1,000	HCBC Office	Year to Year

In addition to the facilities listed above, HCBD, one of our subsidiaries, has entered into leases for five regional distribution centers with refrigerated warehouses on favorable “as needed” lease terms. We believe that our facilities are suitable and adequate for our current business needs and that suitable additional or alternative space will be available in the future at commercially reasonable terms.

Legal Proceedings

There are no legal proceedings pending or to the Company’s knowledge threatened against the Company.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names of our directors and executive officers as of January 9, 2008.

NAME	AGE	TITLE
Peter Wang	53	Chairman, Chief Executive Officer
Chunhui Shu	37	Chief Financial Officer
Qiumeng Wang	41	Chief Operating Officer
Ya Li	37	Director
Charles Xue	54	Director

The directors will serve until our next annual meeting, or until their successors are duly elected and qualified. Executive officers are appointed at the discretion of the Board of Directors with no fixed term.

There are no family relationships between or among any of the executive officers or directors.

Mr. Charles Xue is deemed an “independent director” under the Rules of NASDAQ, Marketplace Rule 4200(a)(15).

Peter Wang, 53, has served as the Chief Executive Officer and a director of CQCL since September 2000, and our Chairman and Chief Executive Officer since our acquisition of CQCL in June 2004. Mr. Wang co-founded and successfully built Unitech Telecom (renamed UTStarcom) as well as several other technology/service ventures. Mr. Wang has more than 20 years of experience in the telecommunication equipment and services industry and has held management, operations, and research and development positions in companies such as AT&T Bell Labs and Racal-Milgo Information System.

Chunhui Shu, 37, has served as our Chief Financial Officer since November, 2007 and has served as the Financial Controller of China Biopharma Limited, a wholly owned subsidiary of the Company since its inception in 2006. Meanwhile he also served as the Manager of Quantum Communications (China) Co., Ltd., a wholly owned subsidiary of China Biopharma Limited, from 2001 till present. From 1997 to 2001, he served as accounting supervisor at Hangzhou UT Starcom Co., Ltd. Mr. Shu received his bachelor degree in accounting from Zhejiang Radio & TV University in 1992.

Qiumeng Wang, 41, joined the Company as Chief Operating Officer in April 2007. He has been serving as General Manager of Hainan CITIC Bio-pharmaceutical Development Co., Ltd. (HCBD), a subsidiary of the Company, since 2000. HCBD is a nationwide bio-pharmaceutical distributor in China. Mr. Wang served as Director of Business Affairs and Regional Manager at Hongkong United Laboratories Co., Ltd. between 1997 and 2000. From 1991 to 1997, he served as New Product Development Department Manager and then Assistant General Manager at Harbin Pharmaceutical Company in China. Mr. Wang received his bachelor degree from Harbin Medical University, and Master of Business Administration degree from National University of Singapore.

Ya Li, 37, has served as the Chief Operating Officer and a director of CQCL since March 2002, and a director of the Company since our acquisition of CQCL in June 2004, our Chief Operating Officer from June 2004 to March 2005, and our Chief Financial Officer from June 2004 till April 2007. From August 1998 to March 2000, Mr. Li was the Chairman and Chief Executive Officer of Global Villager Inc., which he founded and which was acquired by Startec Global Communications Inc., a telecommunications carrier focused on ethnic markets, in March 2000. Mr. Li has a B.S. in engineering from the University of Science & Technology of China, a M.S. in computer science from Temple University, and completed the two-year Management Program from the University of Pennsylvania’s Wharton School of Business. From 1994 to 1999, Mr. Li worked in the information, telecommunications, and financial industries for Bell Atlantic, Donaldson Lufkin and Jenrette, Lehman Brothers, and Morgan Stanley. Mr. Li has served as a Director for the Chinese Finance Society, Council on U.S.-China Affairs, and China Chamber of Commerce in the U.S.

Charles Xue, 54, has served as a director of CQCL since May 2002, and one of our directors since our acquisition of CQCL in June 2004. Since 2001, Mr. Xue has served as Chairman of PRCEDU.com, one of the largest online education companies in China. Mr. Xue co-founded Unitech Telecom, which was renamed UTStarcom, Inc., and served as its Chairman from 1990 to 1996 and as its Vice-Chairman from 1996 to 2002. Mr. Xue founded 8848.net, a leading e-commerce site in China, and has served as its Chairman since 1998.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2006 by Mr. Peter Wang, who served as our principal executive officer during our last fiscal year (the “named executive officer”). No other executive officer received compensation in excess of $100,000 for the last fiscal year.

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $	Option Awards $(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Wang, Chairman and CEO	2006	50,000	-0-	-0-	61,300	-0-	-0-	-0-	111,300

(1)	The values shown in this column represent the grant date fair values of stock options awarded under our 2005 Equity Compensation Plan, determined in accordance with SFAS 123(R).

Mr. Wang is paid an annual salary of $50,000 a year. Mr. Wang does not have a written employment agreement. In January 2006, the Board of Directors granted Peter Wang an option to purchase 300,000 shares of our common stock at an exercise price of $0.52 per share, which equaled the closing market price on the date of grant. The option vests monthly over a year, provided that Mr. Wang continues to be employed by us through the end of each such month. The option expires on January 23, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock option awards held by our named executive officer as of December 31, 2006. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter Wang	662,700	—		0.20	5/3/2007	0	0
	300,000	—	0	0.52	1/23/2011	16,667	6,833	—	—

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employee Pension, Profit Sharing or Other Retirement Plans

We do not have a defined benefit pension plan or profit sharing or other retirement plan.

Compensation of Directors

The following table sets forth the compensation of our directors paid during the last fiscal year for services as a director.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles Xue	-	-	51,084	-	-	-	51,084

(1)	Charles Xue, the Company’s only independent director, received a stock option grant of 250,000 shares in January 2006 at an exercise price of $0.52 per share, all of which have vested.

Directors do not receive cash compensation from us for the services they provide as directors, although all of our are reimbursed for out-of-pocket expenses relating to attendance at board meetings.

Indemnification

Our certificate of iIncorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our certificate of incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Equity Compensation Plan Information

The following table gives information as of December 31, 2006, about the Company’s common stock that may be issued upon the exercise of options and rights under the Company’s 2003 Non-Statutory Stock Option Plan, the CQCL 2001 Stock Plan, and the Company’s 2005 Equity Compensation Plan. These plans were our only equity compensation plans in existence as of December 31, 2006. No options have been granted under the 2003 Non-Statutory Stock Option Plan, and subsequent to December 31, 2004, the Board of Directors terminated the 2003 Non-Statutory Stock Option Plan.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding options, warrants and rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by stockholders	2,701,000 (1)	$0.52	5,799,000 (2)
Equity compensation plans not approved by stockholders.	3,157,546 (3)	$0.20	— (4)
TOTAL	5,858,546	$0.35	5,799,000

(1) On January 24, 2006, the Company granted 2,701,000 options under the Company’s 2005 Equity Compensation Plan, of which 1,901,000 are fully vested, to purchase shares of common stock at an exercise price of $0.52, to officers, employees and consultants of the Company.

(2) Represents shares of common stock that remain available for future issuance under 2005 Equity Compensation Plan.

(3) Represents shares of our common stock issuable upon exercise of options to purchase CQCL ordinary shares that we assumed as a result of our acquisition of CQCL in June 2004. 554,569 shares were cancelled or expired in 2005.

(4) After the 2005 Equity Compensation Plan was approved by shareholders, no additional options to purchase shares of common stock will be granted under the CQCL 2001 Stock Plan.

Description of the CQCL 2001 Stock Plan

Adoption and Shares Reserved. Our board of directors approved the assumption of the CQCL 2001 Stock Plan in August 2004 in connection with our acquisition of CQCL. The 2001 Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants.

The 2001 Stock Plan provides that the maximum aggregate number of shares that may be subject to option and sold pursuant to the plan is 11,557,488 shares. We are required to reserve and keep available such number of shares to satisfy the requirements of the plan.

Administration. Our board of directors administers the 2001 plan. The administrator has the power to determine the fair market value of the shares, select the employees, directors or consultants to whom options are to be granted, the terms of the options granted, including the exercise price, the number of shares covered by each option, form of consideration, terms of exercisability of the options and vesting acceleration or waiver of forfeiture restrictions.

Exercise Price. The administrator determines the exercise price of options granted under the 2001 plan, subject to the following requirements: (i) the exercise price of incentive stock options shall be no less than 100% of the fair market value per share, and for incentive stock options granted to employees who own greater than 10% of the voting power of all classes of our stock, the exercise price shall be no less than 110% of the fair market value per share; and (ii) the exercise price of nonstatutory stock options shall be no less than 85% of the fair market value per share, and for nonstatutory stock options granted to employees, directors or consultants who own greater than 10% of the voting power of all classes of stock, the exercise price shall be no less than 110% of the fair market value per share. The exercise price may differ from the above requirements on options issued pursuant to a merger or other corporate transaction. The term of an option may not exceed 10 years from the date of grant, except in the case of incentive stock options granted to employees owning more than 10% of the voting power of all of our classes of stock, in which case the term shall be no more than 5 years.

Termination of Employment. After termination of one of our employees, directors or consultants, that person may exercise an option for the period of time stated in the option agreement. In the case of termination of one of our employees, directors or consultants due to death or disability, the option will remain exercisable for 6 months following the date of termination. In all other cases, in the absence of a period of time in the option agreement, to the extent the option is vested the option will remain exercisable for 30 days following the date of termination. To the extent that an option is not exercised within the applicable time period, the unexercised option is reverted to the plan. If on the date of termination, the option is not fully vested, the unvested portion of the option is reverted to the plan.

Non-Transferability of Options. Our 2001 plan generally does not allow for the transfer of options, except by will or the laws of descent, and only the holder of an option may exercise the option during the holder's lifetime.

Adjustments upon Merger or Asset Sale. Our 2001 plan provides that the Administrator may allow holders to exercise options in the event of a proposed dissolution or liquidation of the company. The plan also provides that if we merge with another corporation, sell all or substantially all of our assets, the successor corporation will assume or provide a substitute for each option. If the outstanding options are not assumed or substituted, the options shall terminate as of the date of the merger or asset sale.

Amendment and Termination. Our 2001 plan will automatically terminate ten years from the effective date of the plan or the latest Board approval of an increase in the number of shares reserved for issuance under the plan, unless we terminate it sooner. Our board of directors has the authority to amend, suspend or terminate the plan provided it does not adversely affect any option previously granted under it.

Description of the 2005 Equity Compensation Plan

Administration. The 2005 Plan will be administered by the Board of Directors and charged with administration of the 2005 Plan. The board may grant options to purchase shares of the Company’s common stock, stock purchase rights and restricted or unrestricted stock awards (“awards”) of shares of common stock to eligible employees, directors and consultants, determine the terms and conditions of each option, stock purchase right or award and adopt, amend and rescind rules and regulations for the administration of the 2005 Plan. No options, stock purchase rights or awards may be made under the Plan after April 14, 2015, but the 2005 Plan shall continue thereafter while previously granted options, stock purchase rights or awards remain subject to the 2005 Plan.

Employees, Directors and Consultants Eligible to Receive Options or Awards Under the 2005 Plan. Persons eligible to receive options, stock purchase rights or awards under the 2005 Plan are those employees, directors and consultants of the Company and its subsidiaries who, in the opinion of the board, are in a position to make a significant contribution to our success.

Shares Subject to the 2005 Plan. Subject to adjustments set forth in the 2005 Plan, the aggregate number of shares of common stock available for issuance in connection with options granted under the 2005 Plan will be 8,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. If any option granted under the 2005 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of common stock as to which such option or award was forfeited shall be available for future grants within certain limits under the 2005 Plan. No director, employee or consultant may receive awards of or relating to more than 4,000,000 shares of the Company’s common stock in the aggregate in any year.

Terms and Conditions of Options. The board determines the exercise price of options granted under the 2005 Plan. The exercise price of incentive stock options, however, must be at least equal to the fair market value per share of common stock (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder) issuable upon exercise of the option at the time the incentive option was granted. No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options issued under the 2005 Plan will be exercisable at such time or times as the board prescribes at the time of grant. Unless otherwise determined by the board, options will generally be exercisable as to 12.5% of the shares of common stock underlying such option 6th months after the date of grant and as to 1/42 of the remaining shares subject to the option each month thereafter.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of common stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The board is also authorized to establish a cashless exercise program.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. Unless otherwise determined by the board, options that are exercisable at the time of a recipient’s termination of service with the Company will continue to be exercisable for three months (twelve months if the optionee terminates service due to death or disability).

Terms and Conditions of Stock Purchase Rights. Stock purchase rights may be issued either alone, or in tandem with, options or other awards under the 2005 Plan. A stock purchase right allows a recipient to purchase a share of common stock at a price determined by the board. The Company will have the right to repurchase the shares of common stock that are the subject to the award upon the recipient’s termination of service. Unless otherwise determined by the board, the Company’s right of repurchase will lapse as to 12.5% of the purchased shares 6 months after the date of grant and will lapse as to 1/42 of the remaining purchased shares each month thereafter.

Terms and Conditions of Restricted Stock Awards. The board may also grant a restricted stock award to any eligible employee, director or consultant. Under a restricted stock award, shares of common stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with the Company prior to the award having vested. Unless otherwise determined by the board, 12.5% of the shares subject to a restricted stock award will vest 6 months after the date of grant and as to 1/42 of the remaining shares each month thereafter. Unless otherwise determined by the board, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Terms and Conditions of Unrestricted Stock Awards. The board may grant unrestricted stock awards to any eligible employee, director or consultant. Unrestricted shares do not require any payment by the recipient and are not subject to forfeiture.

In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets, the 2005 Plan provides that all outstanding options will become exercisable, unless the successor entity assumes such options, and that the Company’s right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse.

The Board may at any time amend the 2005 Plan for the purpose of satisfying the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the Board may not (a) increase the number of shares of common stock available under the 2005 Plan, (b) change the group of individuals eligible to receive options and/or purchase grants, or (c) extend the term of the 2005 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company records material related party transactions. Those charges are included in general and administrative expenses.

The Company occasionally engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

The following is a summary of transactions and balances with affiliated entities and related parties for 2006 and 2005:

			For the period from
			September 13, 2000
	December 31,		(date of inception) to
	2006	2005	December 31, 2006

Revenues from related parties	$24,100	$44,626	$93,546

Purchases and expenses to related parties	$74,765	$47,635	$214,541

Due from related parties	$151,534	$259,743	$151,534

Due to officers	$956,717	$874,442	$956,717

The following is a summary of transactions and balances with affiliated entities and related parties for 2007 and 2006:

			For the period from
			September 13, 2000
	September 30,		(date of inception) to
	2007	2006	September 30, 2007

Revenues from related parties	$-	$-	$93,546

Purchases and expenses to related parties	$-	$1,200	$214,541

Due from related parties	$41,038	$329,208	$41,038

Due to officers	$1,017,016	$874,442	$1,017,016

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO and CFO. No written repayment agreements exist with either officer. Amounts are unsecured, non-interest bearing and due upon demand.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of January 2, 2008, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director; (iii) the named executive officer in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. The address for those persons for whom an address is not otherwise indicated is c/o China Biopharma, Inc., 75 Shuguang Road, Building B, Hangzhou, China 310007.

	NUMBER OF		% OF COMMON
	SHARES		STOCK
	BENEFICIALLY		BENEFICIALLY
NAME OF BENEFICIAL OWNER	OWNED**		OWNED**
SB China Holdings PTE Ltd. (1)	11,928,935		7.41%
UTStarcom Inc. (2)	11,928,935		7.41%
Pacific Century Fund LLC (3)	15,836,112		9.84%
PZW Family LLP (4)	18,556,209		11.53%
Peter Wang (5)	26,505,530		16.47%
Chunhui Shu	0		*
Qiumeng Wang (6)	140,000		*
Ya Li (7)	912,700		* %
Charles Xue (8)	250,000		*
All directors and executive officers as a Group (4 persons)	27,808,230	]	17.27%

* Indicates less than one percent.

** Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities.

(1) The address for SB China Holdings PTE Ltd. is 28F-A Zhao Feng World Trade Building, 369 Jiang Su Road, Shanghai 200050, P. R. China.

(2) The address for UTStarcom, Inc. is 1275 Harbor Bay Parkway, Alameda, California 94502.

(3) Peter Wang, our Chief Executive Officer and Chairman of the Board, Ya Li, a director and former Chief Financial Officer, and Wind Chen, our former Chief Operating Officer, are each members of Pacific Century Fund LLC owning 28.38%, 30.38% and 3.77%, respectively, of the ownership interests of Pacific Century. The address for Pacific Century Fund LLC is 68 Cottonwood Court, Monmouth Junction, New Jersey 08852.

(4) PZW Family LLP is 20% owned by Peter Wang. The address for PZW Family LLP is 58261 Melton Road, Hillard, Florida 32046.

(5) Includes 3,976,336 shares held by MAC Wireless/PW LLC which is 80% owned by Mr. Wang, 1,325,469 shares held by Hangzhou Joray Electronics Co., Ltd. which is 50% owned by Mr. Wang, 18,556,209 shares held by PZW Family LLP which is 20% owned by Mr. Wang, and 300,000 shares issuable upon exercise of currently exercisable options. As the owner of 50% of the equity interests in Hangzhou Joray Electronics, Mr. Wang shares voting and investment power over the shares of China Biopharma common stock held by Hangzhou Joray Electronics. As one of the general partners of PZW Family LLP, Mr. Wang shares voting and investment power over the shares of China Biopharma common stock held by PZW Family LLP. Mr. Wang disclaims beneficial ownership of the shares held by MAC Wireless/PW LLC, Hangzhou Joray Electronics, and PZW Family LLP except to the extent of his pecuniary interest in the shares.

(6) Includes 140,000 shares issuable upon exercise of currently exercisable options.

(7) Includes 912,700 shares issuable upon exercise of currently exercisable options.

(8) Includes 250,000 shares issuable upon exercise of currently exercisable options.

SELLING STOCKHOLDERS

The following table sets forth as of December 31, 2007, information regarding the beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years. As of January 9, 2008 there were 159,377,774 shares of common stock issued and outstanding.

Name of Selling Stockholders	1 Shares Beneficially Owned Prior to the Offering (1)		2 Percentage of Shares Beneficially Owned Prior to the Offering (1)	3 Additional Note Shares that may be issued prior to the Offering (2)	4 Note Shares Previously Registered for Resale (3)	5 Note Shares Registered for Resale by this Prospectus	6 Shares Beneficially Owned After this Offering (4)	7 Percentage Ownership After Offering
Chestnut Chestnut Ridge LP ( (2)LP (5 (5)	1,000,000	(6)	*	25,000,000	1,500,000	25,000,000	0	0.0%
Nite Capital LP (7)	0	(8)	-	25,000,000	1,500,000	25,000,000	0	0.0%
Professional Offshore Opportunity Fund, Ltd. (9)	1,200,000	(10)	*	33,489,796	1,800,000	33,489,796	0	0.0%
Marvin Mermelstein (11)	1,247,000	(12)	*	25,000,000	1,500,000	25,000,000	0	0.0%
Brio Capital L.P. (13)	600,000	(14)	*	15,000,000	900,000	15,000,000	0	0.0%
Vision Opportunity Master Fund, Ltd. (15)	5,107,363	(16)	3.2%	70,000,000	4,200,000	70,000,000	0	0.0%
Double U Master Fund L.P. (17)	546,451	(18)	*	7,782,313	600,000	7,782,313	0	0.0%
Monarch Capital Fund Ltd. (19)	1,000,000	(20)	*	25,000,000	1,500,000	25,000,000	0	0.0%
Anthony Heller (21)	1,653,684	(22)	1%	15,000,000	900,000	15,000,000	0	0.0%
First Mirage, Inc. (23)	500,000	(24)	*	15,323,129	750,000	15,323,129	0	0.0%
Generation Capital Associates (25)	500,000	(26)	*	15,323,129	750,000	15,323,129	0	0.0%
Centurion Microcap, LP (27)	1,000,000	(28)	*	24,906,159	1,500,000	24,906,159	0	0.0%
Burstein & Lindsay Sec. Corp. (29)	1,002,469	(30)	*	8,517,007	600,000	8,517,007	0	0.0%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable to our knowledge the stockholders named in the table have sole voting and investment power with respect to all common stock shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days on the exercise of options, warrants or convertible securities. Each selling stockholder has contractually agreed that it will not convert debt or exercise warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of shares of our common stock outstanding at the time of conversion or exercise. The 4.99% beneficial ownership limitation does not prevent a selling stockholder from selling some of their holdings then receiving additional shares. Accordingly each selling stockholder could exercise and sell more than the 4.9% beneficial ownership limitation while never at any one time holding more than this limit.

(2)
We have elected to pay the monthly amounts due on the Notes in shares of our common stock. The common stock for such purposes is valued at a conversion rate equal to the lesser of $0.25 per share or seventy-five percent (75%) of the average closing bid price of the common stock for the five trading days preceding the applicable repayment date. As of January 9, 2008, the average closing bid prices for the common stock for the five trading days prior to January 9, 2008 was $0.0096. Accordingly we are using an effective conversion rate of $0.007 (or 75% of $0.0096) for purposes of calculating the number of additional Note Shares to be issued.

(3)	These Note Shares were registered for resale in a registration statement filed with the SEC on January 22, 2007 which was declared effective on March 23, 2007.

(4)	Assumes the sale of all of the Note Shares being registered for resale by such selling stockholder

(5)
The selling stockholder has an address at 50 Tice Boulevard, Woodcliff Lake, NJ 07677. Mr. Kenneth Pasternak is deemed to have voting and dispositive power over the shares of our common stock owned by Chestnut Ridge Partners, LP, however, Mr. Pasternak disclaims beneficial ownership of the shares.

(6)
Includes (i) 500,000 shares of common stock initially issuable upon exercise of Class A Warrants (ii) 500,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(7)
The selling stockholder has an address at 100 E. Cook Avenue, Suite 201, Libertyville, IL 60048. Mr. Keith Goodman is deemed to have voting and dispositive power over the shares of our common stock owned by the selling stockholder, however, Mr. Goodman disclaims beneficial ownership of the shares.

(8)	Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(9)
The Selling Stockholder has an address at 1400 Old Country Road, Suite 206, Westbury, NY 11590. Mr. Mark K. Swickle is deemed to have voting and dispositive power over the shares of our common stock owned by the Selling Stockholder, however, Mr. Swickle disclaims beneficial ownership of the shares.

(10)
Includes (i) 600,000 shares of common stock initially issuable upon exercise of Class A Warrants and (ii) 600,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3

(11)	The selling stockholder is an individual with an address at 6500 N. Hamlin, Lincolnwood, IL 60712.

(12)
Includes (i) 500,000 shares of common stock initially issuable upon exercise of Class A Warrants and (ii) 500,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 247,000 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(13)
The selling stockholder has an address at 401 East 34th Street, Suite South 33-C, New York, NY 10016. Mr. Shaye Hirsch is deemed to have voting and dispositive power over the shares of our common stock owned by the selling stockholder, however, Mr. Hirsch disclaims beneficial ownership of the shares.

(14)
Includes (i) 300,000 shares of common stock initially issuable upon exercise of Class A Warrants , (ii) 300,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(15)
The selling stockholder has an address at 20 West 55th Street, 5th Floor, New York, NY 10019. Mr. Adam Benwitz is deemed to have voting and dispositive power over the shares of our common stock owned by the selling stockholder, however, Mr. Benwitz disclaims beneficial ownership of the shares. The selling stockholder has contractually agreed that it will not convert debt or exercise warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of shares of our common stock outstanding at the time of conversion or exercise.

(16)
Includes (i) 1,400,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 1,400,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 2,307,363 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(17)
The selling stockholder has an address at P.O. Box 972, Harbour House, Road Town, Tortola BVI. The selling stockholder is a master fund in a master-feeder structure with B&W Equities, LLC, as its general partner. Mr. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to shares held by the selling stockholder. Mr. Winehouse disclaims beneficial ownership of the shares.

(18)
Includes (i) 200,000 shares of common stock initially issuable upon exercise of Class A Warrants (ii) 200,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 146,451 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(19)
The Selling Stockholder has an address at Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola BVI. Navigator Management Ltd. is the manager of the Selling Stockholder. Mr. David Sims has ultimate responsibility of trading with respect to shares held by the selling stockholder.

(20)
Includes (i) 500,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 500,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(21)
The selling stockholder has an address at c/o Plazacorp Investments Limited, 10 Wanless Avenue, Suite 201, Toronto, Ontario M4N 1V6 Canada. The selling stockholder has contractually agreed that it will not convert debt or exercise warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of shares of our common stock outstanding at the time of conversion or exercise.

(22)
Includes (i) 300,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 300,000 shares of common stock initially issuable upon exercise of Class B Warrants (iii) 1,053,684 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(23)
The selling stockholder has an address at 333 Sandy Springs Circle, Suite 230, Atlanta, GA 30328. The selling stockholder is a wholly owned subsidiary of High Capital Funding, LLC. David A. Rapaport, Fred A. Brasch and Frank E. Hart, each individuals, have responsibility of trading with respect to shares held by the selling stockholder. The selling stockholder has contractually agreed that it will not convert debt or exercise warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of shares of our common stock outstanding at the time of conversion or exercise.

(24)
Includes (i) 250,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 250,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(25)
The selling stockholder has an address at 1085 Riverside Trace, Atlanta, GA 30328. The selling stockholder is a wholly owned subsidiary of High Capital Funding, LLC. David A. Rapaport, Fred A. Brasch and Frank E. Hart, each individuals, have responsibility of trading with respect to shares held by the selling stockholder.

(26)
Includes (i) 250,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 250,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

(27)
The selling stockholder has an address at 3014 Avenue L, Brooklyn, NY 11210. Mr. Abraham Schwartz is the General Partner of the selling stockholder. Mr. Schwartz has voting and dispositive power with respect to the shares held by the selling stockholder.

(28)
Includes (i) 500,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 500,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 0 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3

(29)
The selling stockholder has an address at 140 Birmensdorfer Str., CH 8003, Zurich, Switzerland. Mr. Mosi Krans has power of attorney to act on behalf of the selling stockholder. Mr. Krans has voting and dispositive power with respect to the shares held by the selling stockholder.

(30)
Includes (i) 200,000 shares of common stock initially issuable upon exercise of Class A Warrants, (ii) 200,000 shares of common stock initially issuable upon exercise of Class B Warrants and (iii) 602,469 shares of common stock. Does not include additional Note Shares to be issued within the next 60 days which are included in column 3.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incident to the registration of the shares (estimated to be approximately $75,000). We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed resale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement of which this prospectus forms a part or (ii) the date on which the selling stockholders have disposed of all resale shares in accordance with the methods of distribution contemplated hereby. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 200,000,000 shares of common stock, par value $.0001 per share, of which 159,377,774 shares were issued and outstanding as of January 9, 2008, and 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued or outstanding. We are currently in the process of filing an amendment to our certificate of incorporation to increase our authorized shares to 700,000,000 shares of common stock.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of these unissued and undesignated "blank check" shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004, telephone number 212-509-4000.

Anti-takeover provisions

As discussed above, our Board of Directors can issue up to 1,000,000 shares of "blank check" preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control. The issuance of such "blank check" preferred stock could be used to discourage a transaction involving an actual or potential change in control of us or our management, including a transaction in which our stockholders might otherwise receive a premium for their shares over then current prices.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person became an interested stockholder, unless: (i) prior to the date a person becomes an interested stockholder, the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers of the corporation and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 % of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL defines a "business combination" to include any of the following: (i) any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the corporation's assets involving the interested stockholder; (iii) in general, any transaction that results in the issuance or transfer by the corporation of any of its stock of any class or series to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of its stock of any class or series owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as: (i) any person who owns 15% or more of a corporation's outstanding voting stock; (ii) any person associated or affiliated with the corporation, who owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's outstanding voting stock; or (iii) the affiliates and associates of any such person.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might result in a premium over the market price of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CBPC”.
There has never been any established public market for shares of our common stock.

The following table sets forth the high and low prices, in the over-the-counter market, as reported and summarized by the OTCBB, for each fiscal quarter during each of the fiscal years ended December 31, 2005, 2006 and 2007. These prices are based on inter-dealer prices, without retail markup, markdown or omissions and may not represent actual transactions.

Year Ended December 31, 2007	High	Low
First Quarter	$0.43	$0.13	]
Second Quarter	$0.17	$0.06
Third Quarter	$0.10	$0.02
Fourth Quarter	$0.06	$0.01

Year Ended December 31, 2006	High	Low
First Quarter	$0.75	$0.41
Second Quarter	$0.67	$0.32
Third Quarter	$0.45	$0.27
Fourth Quarter	$0.50	$0.27

Year Ended December 31, 2005	High	Low
First Quarter	$1.15	$0.75
Second Quarter	$1.04	$0.41
Third Quarter	$0.95	$0.60
Fourth Quarter	$0.75	$0.38

Holders

As of January 9, 2008, there were 159,377,774 shares of our common stock issued and outstanding, and there were approximately 1,100 stockholders of record of our common stock and no stockholders of record of our preferred stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

We have not paid any cash dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business.

The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions and the ability of our operating PRC subsidiaries to obtain approval to send monies out of the PRC. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

As of January 9, 2008, we had 159,377,774 shares of our common stock issued and outstanding. In addition as of that date there are (i) outstanding warrants to purchase an aggregate of 15,194,118 shares of common stock, (ii) outstanding options to purchase an aggregate of 9,372,321 shares of common stock and (iii) an aggregate of 267,040,322 shares to be issued to pay off the principal and interest in the Notes. If all the options and warrants are exercised and all of the Note Shares are converted there will be 450,984,535 shares of common stock issued and outstanding.

Of these shares:

•	The 14,400,000 shares issuable on exercise of the warrants were previously registered and are freely tradable without restriction or further registration under the Securities Act.

•	None of the 9,372,321 hares issuable on exercise of the options have been registered and are “restricted securities”

•	the 18,000,000 Note Shares included in the registration statement dated January 22, 2007 and declared effective on March 23, 2007.

•
All other outstanding shares not registered in this prospectus or in the prospectus dated March 23, 2007 will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold  for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that none of our directors will be personally liable to the Company or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

EXPERTS

Our audited financial statements for the period ended December 31, 2006 and 2005 have been included in this prospectus in reliance on the report of Patrizio & Zhao, LLC, independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

  INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, directors of the registrant shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company is also subject to Section 145 of the Delaware General Corporation Law, set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$92.00
Printing Expenses *	$2,000.00
Legal Fees and Expenses *	$60,000.00
Accounting Fees and Expenses *	$10,000.00
Total	$72,092.00

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

The following represent sales of unregistered securities of China Biopharma, Inc. (the “Company”) in the last three years:

In February 2005, the Company completed a private placement of 260,000 shares of common stock at a price of $1.00 per share, or gross proceeds of $260,000. No underwriting discounts or commissions were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

During the quarter ended, March 31, 2005, the Company granted 402,000 fully vested, non-forfeitable warrants to purchase shares of common stock to two consultants for services in addition to cash payments. No fees were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

Also during the quarter ended, March 31, 2005, the Company granted 100,000 fully vested, non-forfeitable shares of common stock to a consultant for services. No fees were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

In April 2005, the Company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant. No commissions were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

In May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $71,470 of the proceeds has been allocated to the warrant. No commissions were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

Also in May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $68,240 of the proceeds has been allocated to the warrant. No commissions were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

In July 2005, the Company completed a private placement of 1,000,000 of common stock at a purchase price of $0.50 per share, or gross proceeds of $500,000 and, for no additional consideration, a cashless 5-year warrant to purchase an additional 400,000 shares at an exercise price of $0.75 per share. A value of $168,000 of the proceeds has been allocated to the warrant. No commissions were paid in connection with this transaction. The Company issued the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

Also in July 2005, the Company entered into a service agreement pursuant to which the Company agreed to issue warrants to purchase up to an aggregate of 200,000 shares (the “Service Warrant Shares”) of the Company’s common stock in exchange for investor relations services. The Company had the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. The Service Warrant Shares were scheduled to vest in accordance with the following schedule and are purchasable at the following exercise prices:

•	50,000 Service Warrant Shares were immediately vested and may be purchased at an exercise price of $0.90 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 91st day following the date of the service agreement and were purchasable at an exercise price of $1.10 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 181st day following the date of the service agreement and were purchasable at an exercise price of $1.30 per share;

•	50,000 Service Warrant Shares were scheduled to vest on the 271st day following the date of the service agreement and were purchasable at an exercise price of $1.50 per share.

The warrants shall terminate on the 24-month anniversary of the effective date of a registration statement filed by the Company to register the resale of the Service Warrant Shares; provided, however, in the event that the Company elects to terminate the service agreement early as described above, the warrants will immediately terminate as to any Service Warrant Shares that are not then vested. By October 5, 2005, the Company terminated the service agreement, resulting in only 50,000 Service Warrant Shares vested with an exercise price of $0.90 per share.

Pursuant to a Subscription Agreement (the “Subscription Agreement”) dated December 13, 2006, by and among the Company and the subscribers (the “Subscribers”) identified on the signature page thereto, the Company sold to the Subscribers $3,000,000 of principal amount of secured convertible promissory notes of the Company (the “Notes”). The Notes are convertible at the option of the Subscribers at any time into shares of the Company’s common stock. Prior to the occurrence of an Event of Default (as defined in the Notes) the Notes are convertible at a per share conversion price equal to $0.25 per share. Following an Event of Default, the Notes are convertible at the lesser of $0.25 per share and 75% of the average of the closing bid prices for the Common Stock for the five trading days prior to the date of conversion. The Notes bear interest at a rate of eight percent (8%) per annum. The Company’s obligation to make monthly payments on the Notes commenced on March 13, 2007, three months after the date on which the Notes were issued. Provided that an Event of Default has not occurred, the Company may, at its option, prepay the outstanding principal amount of the Notes, in whole or in part, by paying 120% of the principal amount to be repaid, together with accrued interest plus any other sums due thereon to the date of redemption.

The Notes are secured by a Security Agreement (the “Security Agreement”) entered into by and among the Company, China Quantum Communications Ltd., a Cayman Islands corporation (“Quantum”), China Biopharma Ltd., a Cayman Islands corporation (“Biopharma Ltd”), and Guang Tong Wang Luo (China) Co. Ltd., a corporation incorporated in the People’s Republic of China (“Guang” and together with Quantum and Biopharma Ltd., the “Subsidiaries”) and Barbara R. Mittman, as collateral agent for the Subscribers. The obligations of the Company under the Subscription Agreement and the Notes are guaranteed by that certain Guaranty (the “Guaranty”), dated as of December 13, 2006, entered into by the Subsidiaries, for the benefit of the Subscribers.

In connection with the sale of the Notes, the Company also issued to the Subscribers, Class A Warrants to purchase 6,000,000 shares of common stock and Class B Warrants to purchase 6,000,000 shares of common stock. One Class A Warrant and one Class B Warrant were issued for each two shares of common stock that would have been issuable on such date upon the complete conversion of the Notes. The Class A Warrants have an exercise price of $0.30 per share and the Class B Warrants have an exercise price of $0.40. Melton Management Ltd. acted as the finder and received a warrant to purchase 2,400,000 shares of common stock at an exercise price of $0.30 per share. The issuance of the Notes, the Class A Warrants, the Class B Warrants and the warrant to the finder were in reliance on Section 4(2) of the Securities Act, based on the number and sophistication of the investors.

 In 2007, the Company issued an aggregate of 48,791,027 shares of common stock to the investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company. According to this Favored Nations Provision, if at any time shares are held by such investors until three years after the Actual Effective Date, the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share of Common Stock or exercise price per share of Common Stock which shall be less than the per share Purchase Price of the Shares, or less than the exercise price per Warrant Share, respectively, without the consent of each of such investors holding Shares, Warrants, or Warrant Shares, then the Company shall issue, for each such occasion, additional shares of Common Stock to each of such investors so that the average per share purchase price of the shares of Common Stock issued to the investors (of only the Shares or Warrant Shares still owned by the investors) is equal to such other lower price per share and the Warrant Exercise Price shall automatically be reduced to such other lower price per share.

EXHIBITS

3.1.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s registration statement on Form 10-SB filed with the SEC on September 17, 2002)

3.1.2
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.1 to the Company’s quarterly report on Form 10-QSB filed with the SEC in November 12, 2004)

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3(b) to the Company’s registration statement on Form 10-SB filed with the SEC on September 17, 2002)

4.1	Form of Secured Convertible Promissory Note (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

4.2	Form of Class A Warrant (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

4.3	Form of Class B Warrant (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

4.4	Form of Finder Warrant (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

5.1	Opinion of Guzov Ofsink LLC*

10.1
Subscription Agreement, dated December 13, 2006, by and among the Company and the subscribers identified on the signature page thereto (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

10.2
Security Agreement, dated December 13, 2006, by and between the Company, China Quantum Communications Ltd., China Biopharma Ltd., Guang Tong Wang Luo (China) Co. Ltd., and Barbara R. Mittman, as collateral agent for the Subscribers (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

10.3
Guaranty, dated as of December 13, 2006, entered into by the Subsidiaries, for the benefit of the Subscribers (incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2006.)

23.1	Consent of Patrizio & Zhao, LLC*

23.2	Consent of Guzov Ofsink LLC (included in its opinion filed as Exhibit 5.1)*

* Filed herewith.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-B.

(a)  The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in Hangzhou, China on January 25, 2008.

CHINA BIOPHARMA, INC.

By:	/s/ Peter Wang
Name: Peter Wang
Title: Chief Executive Officer and Chairman of the Board

By:	/s/ Chunhui Shu
Name: Chunhui Shu
Title: Chief Financial Officer

By:	/s/ Qiumeng Wang
Name: Qiumeng Wang
Title: Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: January 25, 2008	By:	/s/ Charles Xue
Name: Charles Xue
Title: Director

By:	/s/ Ya Li
Name: Ya Li
Title: Director

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$678,275
Accounts receivable, net of bad debt reserve of $30,128	447,724
Inventory	253,072
Due from related parties	41,038
Other receivables	1,088,577
Advance payments	2,190,361
Prepaid expenses and other current assets	18,980

Total Current Assets	4,718,027

PROPERTY AND EQUIPMENT, NET	62,504

INTANGIBLES -GOODWILL	1,761,050

OTHER ASSETS
Deferred compensation	173,538
Other sundry assets	609

Total Other Assets	174,147

Total Assets	$6,715,728

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,036,617
Current portion of long-term debt	1,814,286
Other payables	458,367
Due to affiliates	139,515
Due to officers	1,017,016

Total Current Liabilities	5,465,801

LONG TERM DEBT	285,714

MINORITY INTEREST	2,126,727

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, stated value $.0001, 200,000,000
shares authorized; 132,228,618 shares issued and
outstanding	13,223
Additional paid-in capital	12,300,000
Deficit accumulated during the development stage	(13,703,228)
Accumulated other comprehensive income	227,491

Total Stockholders' Equity (Deficit)	(1,162,514)

Total Liabilities And Stockholders' Equity	$6,715,728

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended
	September 30,
	2007	2006

REVENUE	$161,691	$-

COST OF GOODS SOLD	153,747	-

GROSS PROFIT	7,944	-

OPERATING EXPENSES
Selling, general and administrative, (including share-based	298,515	166,365
payments of $12,594 and $148,300, respectively)
LOSS FROM OPERATIONS	(290,571)	(166,365)

OTHER INCOME (EXPENSE)
Interest income (expense), net	(44,836)	-

Total Other Income (Expense)	(44,836)	-

LOSS BEFORE MINORITY INTEREST	(335,407)	(166,365)

MINORITY INTEREST	(98,951)	-

NET LOSS	(236,456)	(166,365)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment, net of tax	65,214	-

COMPREHENSIVE LOSS	($171,242)	($166,365)

LOSS PER COMMON SHARE, BASIC	($ 0.00)	($ 0.00)

LOSS PER COMMON SHARE, DILUTED	($ 0.00)	($ 0.00)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC	102,338,737	85,520,000

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, DILUTED	102,338,737	85,520,000

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Nine Months Ended September 30,		For the Period From September 13, 2000 (Date of Inception) toSeptember 30,
	2007	2006	2007
REVENUE	$410,390	$-	$3,151,110

COST OF GOODS SOLD	383,195	-	2,222,800

GROSS PROFIT	27,195	-	928,310

OPERATING EXPENSES
Selling, general and administrative (including share-based payments of $165,458, $168,542, and $2,922,034, respectively)	1,446,402	481,425	14,125,086

LOSS FROM OPERATIONS	(1,419,207)	(481,425)	(13,196,776)

OTHER INCOME (EXPENSE)
Loss on disposal of subsidiary, net of tax	-	(48,142)	-
Sale of net operating loss carryforwards	-	-	216,247
Interest income (expense), net	(157,048)	-	(122,749)
Non operating expenses	-	-	(364,452)
Non operating income	21,277	-	21,937

Total Other Income (Expense)	(135,771)	(48,142)	(249,017)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(1,554,978)	(529,567)	(13,445,793)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING	-	-	(324,167)
PRINCIPLE, NET OF TAX

LOSS BEFORE MINORITY INTEREST	(1,554,978)	(529,567)	(13,769,960)

MINORITY INTEREST	(126,866)	-	(66,732)

NET LOSS	(1,428,112)	(529,567)	(13,703,228)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment, net of tax	134,641	-	227,489

COMPREHENSIVE LOSS	($1,293,471)	($529,567)	($13,475,739)

LOSS PER COMMON SHARE, BASIC	($ 0.01)	($ 0.01)

LOSS PER COMMON SHARE, DILUTED	($ 0.01)	($ 0.01)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC	102,338,737	85,455,000

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, DILUTED	102,338,737	85,455,000

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,		For the Period From September 13, 2000 (Date of Inception) toSeptember 30,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($1,428,112)	($529,567)	($13,703,228)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	21,872	19,043	548,056
Cumulative effect of change in accounting principle	-	-	324,167
Minority interest	(126,866)	-	(66,732)
Provision for doubtful accounts	(23,492)	-	30,128
Gain on foreign currency translation	-	-	(3,526)
Loss on disposal of subsidiaries, net of tax	-	48,142	48,142
Stock-based interest payment	149,397	-	149,397
Share based payment	165,458	173,542	3,076,528
Changes in assets and liabilities:
Accounts receivable	517,324	25,731	(463,526)
Inventory	(253,072)	-	(253,072)
Due from related parties	110,496	(69,465)	(41,038)
Other receivables	(795,999)	-	(795,999)
Advance payments	(60,831)	-	(60,831)
Prepaid expenses and other current assets	(18,980)	39,074	(18,980)
Deferred compensation	(44,232)	-	(44,232)
Other sundry assets	(609)	39,816	(609)
Accounts payable and accrued expenses	(686,199)	374,755	2,036,617
Other payables	458,368		458,368
Other liabilities	(43,110)	(136,167)	-
Due to affiliates	139,515	-	139,515
Total Adjustments	(490,960)	514,471	5,062,373
Net Cash Used In Operating Activities	(1,919,072)	(15,096)	(8,640,855)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in unconsolidated subsidiary	-	-	(409,832)
Purchase of property and equipment	5,693	(5,876)	(256,419)
Net Cash Provided (Used) By Investing Activities	5,693	(5,876)	(666,251)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	-	-	1,898,583
Repurchase of treasury stock	-	(432)	(432)
Net proceeds from private placement of preferred stock	-	2,000	4,000,000
Net proceeds from exercise of stock options	4,985	-	4,985
Net proceeds from convertible debt	-	-	3,000,000
Proceeds from officers’ advances	60,299	-	934,741
Net Cash Provided By Financing Activities	65,284	1,568	9,837,877

EFFECT OF FOREIGN CURRENCY CONVERSION
ON CASH	218,571	(33,581)	147,504

NET INCEASE (DECREASE) IN CASH	(1,629,524)	(52,985)	678,275

CASH AND CASH EQUIVALENTS - BEGINNING	2,307,799	63,608	-

CASH AND CASH EQUIVALENTS - ENDING	$678,275	$10,623	$678,275

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

NOTE 1 - INTERIM FINANCIAL STATEMENTS

These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended December 31, 2006.

NOTE 2 - ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

NOTE3 - LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT PLANS

Throughout September 30, 2007, the Company had incurred development stage losses totaling $13,703,228 and net cash used in operating activities of $8,640,855. At September 30, 2007, the Company had $678,275 of cash and cash equivalents and $447,724 of net accounts receivable to fund short-term working capital requirements.

The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to 1) satisfy its current obligations, 2) continue its business efforts, and 3) successfully deploy and market its products on a wide scale.

NOTE 4 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	September 30,		For the period from September 13, 2000 (date of inception) toSeptember 30,
	2007	2006	2007
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$3,773

As indicated in Note 5, the Company issued common stock to satisfy its payment obligation in long-term debt.

NOTE 5 - STOCKHOLDERS' EQUITY

On January 24, 2006, the Company granted 2,701,000 options of which 1,901,000 are fully vested, to purchase shares of common stock at an excise price of $0.52 to officers, employees and consultants of the Company.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

NOTE 5 - STOCKHOLDERS' EQUITY (continued)

On April 7, 2006, the Company entered into a Share Exchange Agreement for the purpose of acquiring 100% of the outstanding capital stock of CBL, which has rights to invest in Tianyuan Bio-Pharmaceuticals Company, Ltd. and Zhejiang Tianyuan Biotech Co., Ltd. (“ZTBC”). The Company issued a total of 3,000,000 shares of restricted common stock in exchange for 100% of the outstanding capital of CBL.

In December 2006, the Company amended its Certificate of Incorporation to increase the number authorized shares of its common stock from 100,000,000 to 200,000,000.

In January 2007, one employee of the Company exercised stock options to purchase 25,000 shares of the common stock of the Company at exercise price of $0.20 per share. The Company received total net proceeds of $4,985.

In March 2007, the Company issued an aggregate of 1,438,703 shares of common stock to the holders of the Secured Convertible Promissory Notes as conversion of the principal and accrued interests of the Notes worth $202,857 due in the month, at the conversion price of $0.141 per share, which was equal to 75% of the average of the closing bid prices for the common stock for the five trading days prior to the date of conversion.

Also during the quarter ended June 30, 2007, 7,385,328 shares were issued for repayment of principal and accrued interests of the Notes worth $502,067 at an average conversion price of $0.068 per share.

On April 12, 2007, the Company granted 3,199,405 options to purchase shares of common stock at an excise price of $0.14 to officers, employees and consultants of the Company. Such options have a ten-year life and are vested within 5 years.

On June 7, 2007, the Company issued an aggregate of 10,806,964 shares of common stock to two investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company. According to this Favored Nations Provision, if at any time shares are held by such investors until three years after the Actual Effective Date, the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share of Common Stock or exercise price per share of Common Stock which shall be less than the per share Purchase Price of the Shares, or less than the exercise price per Warrant Share, respectively, without the consent of each of such investors holding Shares, Warrants, or Warrant Shares, then the Company shall issue, for each such occasion, additional shares of Common Stock to each of such investors so that the average per share purchase price of the shares of Common Stock issued to the investors (of only the Shares or Warrant Shares still owned by the investors) is equal to such other lower price per share and the Warrant Exercise Price shall automatically be reduced to such other lower price per share.

During the quarter ended September 30, 2007, 10,766,110 shares were issued for repayment of principal and accrued interests of the Notes worth $344,473 at an average conversion price of $0.032 per share.

During the quarter ended September 30, 2007, the Company further issued an aggregate of 16,286,513 shares of common stock to the two same investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

NOTE 5 - STOCKHOLDERS' EQUITY (continued)

SECURED CONVERTIBLE PROMISSORY NOTES

On December 13, 2006, the Company entered into a Subscription Agreement with respect to the issuance and sale of $3,000,000 aggregate principal amount of its Secured Convertible Promissory Notes due December 13, 2008. The Notes are convertible at the option of the holders at any time into shares of the Company’s common stock. Prior to the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at a per share conversion price equal to $0.25 per share. Following the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at the lesser of $0.25 per share and 75% of the average of the closing bid prices for the common stock for the five trading days prior to the date of conversion. The Notes bear interest at a rate of eight percent (8%) per annum. Monthly payments, consisting of principal and accrued interest on the Notes shall commence March 13, 2007. The Company may, at its option pay the monthly payments in the form of either cash or shares of common stock. In the event that the Company elects to pay the monthly amount in cash, the Company shall be obligated to pay 115% of the principal amount component of the monthly amount and 100% of all other components of the monthly amount. In the event that the Company elects to pay the monthly amount in shares of common stock, the stock shall be valued at an applicable conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average of the closing bid price of the common stock on the principal market on which the common stock is then traded or included for quotation for the five trading days preceding the applicable repayment date.

Provided that an Event of Default has not occurred, the Company may, at its option, prepay the outstanding principal amount of the Notes, in whole or in part, at any time upon 30 days written notice to the holders by paying 120% of the principal amount to be repaid together with accrued interest plus any other sums due thereon to the date of redemption. The Notes are secured by a Security Agreement entered into by and among the Company, CQCL, CBL, and QCCN and Barbara R. Mittman, as collateral agent for the purchasers of the Notes. The obligations of the Company under the Subscription Agreement with respect to the Notes and the Notes are guaranteed by the CQCL, CBL and QCCN pursuant to a Guaranty, dated as of December 13, 2006, entered into by the CQCL, CBL and QCCN, for the benefit of the purchasers of the Notes.

In connection with the sale of the Notes, the Company also issued to the purchasers of the Notes, Class A Warrants to purchase up to an aggregate of 6,000,000 shares of common stock and Class B Warrants to purchase up to an aggregate of 6,000,000 shares of common stock (each a “Warrant” and collectively, the “Warrants”). One Class A Warrant and one Class B Warrant were issued for each two shares of common stock that would have been issuable on the closing date assuming the complete conversion of the Notes on such date. The Class A Warrants have an exercise price of $0.30 per share and the Class B Warrants have an exercise price of $0.40.

Melton Management Ltd. acted as the finder with respect to the issuance and sale of the Notes and received a warrant to purchase 2,400,000 shares of our common stock at an exercise price of $0.30 per share.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company records material related party transactions. Those charges, if any, are included in general and administrative expenses.

The Company occasionally engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

CHINA BIOPHARMA, INC.
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

NOTE 6 - RELATED PARTY TRANSACTIONS (continued)

Following is a summary of transactions and balances with affiliated entities and related parties for 2007 and 2006:

			For the period from
			September 13, 2000
	September 30,		(date of inception) to
	2007	2006	September 30, 2007

Revenues from related parties	$-	$-	$93,546

Purchases and expenses to
related parties	$-	$1,200	$214,541

Due from related parties	$41,038	$329,208	$41,038

Due to officers	$1,017,016	$874,442	$1,017,016

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO and CFO. No written repayment agreements exist with either officer. Amounts are unsecured, non-interest bearing and due upon demand.

NOTE 7- SUBSEQUENT EVENTS

In the fourth quarter of 2007, the Company issued an aggregate of 5,451,606 shares of common stock to the holders of the Secured Convertible Promissory Notes as conversion of the principal and accrued interest of the Notes worth approximately $73,212 at the average conversion price of $0.0134 per share.

In October 2007, the Company further issued an aggregate of 21,697,550 shares of common stock to the investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company. According to this Favored Nations Provision, if at any time shares are held by such investors until three years after the Actual Effective Date, the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share of Common Stock or exercise price per share of Common Stock which shall be less than the per share Purchase Price of the Shares, or less than the exercise price per Warrant Share, respectively, without the consent of each of such investors holding Shares, Warrants, or Warrant Shares, then the Company shall issue, for each such occasion, additional shares of Common Stock to each of such investors so that the average per share purchase price of the shares of Common Stock issued to the investors (of only the Shares or Warrant Shares still owned by the investors) is equal to such other lower price per share and the Warrant Exercise Price shall automatically be reduced to such other lower price per share.

On November 13, 2007, the Board of Directors of the Company by unanimous written consent approved Mr. John F. Murray to resign from the position of Chief Financial Officer for personal matters, and appointed Mr. Chunhui Shu to serve as Interim Chief Financial Officer of the Company, effective immediately.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors
China Biopharma, Inc. and Subsidiaries:
(Formerly Techedge, Inc)

We have audited the accompanying consolidated balance sheet of China Biopharma, Inc. and Subsidiaries (a Delaware corporation in the development stage, formerly Techedge, Inc.) (the “Company”) for the year ended December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Biopharma, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Parsippany, New Jersey
March 9, 2007, except for Note 11, as to which the date is January 14, 2008

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,307,799
Accounts receivable, net of bad debt reserve of $53,620	941,556
Due from related parties	151,534
Other receivables	292,578
Deferred compensation cost	141,900
Advance payments	2,129,530

Total Current Assets	5,964,897

INTANGIBLES -GOODWILL	1,761,050

PROPERTY AND EQUIPMENT, NET	90,069

Total Assets	$7,816,016

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,722,816
Current portion of long-term debt	1,428,572
Other Liabilities	43,110
Due to officers	956,717

Total Current Liabilities	5,151,215

LONG TERM DEBT	1,571,429

MINORITY INTEREST	2,229,950

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, stated value $.0001, 200,000,000
shares authorized; 85,520,000 shares issued and
Outstanding	8,552
Additional paid-in capital	11,037,136
Deficit accumulated during development stage	(12,275,115)
Accumulated other comprehensive income	92,850

Total Stockholders' Equity (Deficit)	(1,136,577)

Total Liabilities and Stockholders' Equity	$7,816,016

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the Period From September 13, 2000 (Date of Inception) to December 31,
	2006	2005	2006

REVENUE	$1,202,763	$380,519	$2,740,721

COSTS AND EXPENSES
Cost of sales	1,074,864	176,817	1,839,605
Research and development	-	611,362	2,274,698
Selling, general and administrative (including stock-based
compensation of $2,897,459, $-0- and $2,911,070
respectively)	3,752,182	2,230,956	10,023,802
Depreciation and amortization	38,811	95,200	380,184

Total Costs and Expenses	4,865,857	3,114,335	14,518,289

(LOSS) FROM OPERATIONS	(3,663,094)	(2,733,816)	(11,777,568)

OTHER INCOME (EXPENSE)
Loss from unconsolidated subsidiary	-	-	(60,134)
Sale of net operating loss carryforwards	-	216,247	216,247
Gain on foreign currency	-	-	660
Interest income (expense), net	-	420	34,299
Non operating expenses	(364,452)	-	(364,452)

Total Other Income (Expense)	(364,452)	216,667	(173,380)

(LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	(4,027,546)	(2,517,149)	(11,950,948)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE, NET OF TAX	-	(324,167)	(324,167)

NET (LOSS)	(4,027,546)	(2,841,316)	(12,275,115)

UNREALIZED GAIN (LOSS) ON FOREIGN CURRENCY
TRANSLATION, NET OF TAX	40,649	-	37,123

COMPREHENSIVE (LOSS)	($ 3,986,897)	($ 2,841,316)	($ 12,237,992)

LOSS PER COMMON SHARE, BASIC	($ 0.05)	($ 0.03)

LOSS PER COMMON SHARE, DILUTED	($ 0.05)	($ 0.03)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC	85,520,000	81,528,260

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, DILUTED	85,520,000	81,528,260

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM SEPTEMBER 13, 2000 (DATE OF INCEPTION) TO December 31, 2006

	Preferred Series A Stock		Common Stock			(Deficit)		Accumulated
		$.0001		$.0001	Additional	During	Other	Stockholders’
		Stated		Stated	Paid-In	Development	Comprehensive	Equity
	Shares	Value	Shares	Value	Capital	Stage	Income	(Deficit)
BALANCE - September 13, 2000	-	$-	-	$-	$-	$-	$-	$-
(date of inception)
Common stock issued in private placement	-	-	63,619,200	6,362	-	(1,562)	-	4,800
Net loss	-	-	-	-	-	(93,837)	-	(93,837)

BALANCE - DECEMBER 31, 2000	-	$-	63,619,200	6,362	-	(95,399)	-	(89,037)
Preferred stock issued in private placement	5,301,600	530	-	-	3,999,470	-	-	4,000,000
Foreign currency translation		-	-	-	-	-	(825)	(825)
Net loss	-	-	-	-	-	(1,251,210)	-	(1,251,210)

BALANCE - DECEMBER 31, 2001	5,301,600	$530	63,619,200	6,362	3,999,470	(1,346,609)	(825)	2,658,928

Issuance of common stock in consideration for all of the assets of WCG Communications LLC	-	-	3,976,200	398	111,465	-	-	111,863
Issuance of preferred stock in consideration for 100% ownership of Zhejiang VSAT Satellite Communication Co., Ltd.	1,325,400	133	-	-	226,395	-	-	226,528
Foreign currency translation	-	-	-	-	-	-	3,716	3,716
Net loss	-	-	-	-	-	(1,550,180)	-	(1,550,180)

BALANCE - DECEMBER 31, 2002	6,627,000	$663	67,595,400	$6,760	4,337,330	(2,896,789)	2,891	1,450,855
Stock issued for services	18,025	2	144,204	14	13,595	-	-	13,611
Foreign currency translation	-	-	-	-	-	(3,155)	(3,155)	-
Net loss	-	-	-	-	-	(1,063,842)	-	(1,063,842)

BALANCE - DECEMBER 31, 2003	6,645,025	$665	67,739,604	$6,774	4,350,925	(3,963,786)	(264)	397,469
Repurchase and cancellation of common stock	-	-	(5,725,728)	(573)	141	-	-	(432)
Common stock issued in private placement	-	-	3,340,008	334	503,666	-	-	504,000
Effect of merger and recapitalization	(6,645,025)	(665)	14,646,116	1,465	(800)	-	-	-
Foreign currency translation	-	-	-	-	-	-	(3,262)	(3,262)
Net loss	-	-	-	-	-	(1,445,622)	-	(1,445,622)

BALANCE - DECEMBER 31, 2004	-	$-	80,000,000	$8,000	$4,853,932	($5,406,253)	($ 3,526)	($ 547,847)
Common stock issued in private placement	-	-	2,455,000	246	1,669,905	-	-	1,670,151
Foreign currency translation	-	-	-	-	-	-	55,727	55,727
Net loss	-	-	-	-	-	(2,841,316)	-	(2,841,316)

BALANCE - DECEMBER 31, 2005	-	$-	82,455,000	$8,246	$6,523,863	($8,247,569)	$52,201	($1,663,259)
Common stock issued in private placement	-	-	3,065,000	306	4,513,273	-	-	4,513,579
Foreign currency translation	-	-	-	-	-	-	40,649	40,349
Net loss	-	-	-	-	-	(4,027,546)	-	(4,027,546)
BALANCE - DECEMBER 31, 2006	-	$-	85,520,000	$8,552	$11,037,136	($12,275,115)	$92,850	($1,136,577)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period From
	For the Years Ended		September 13, 2000
	December 31,		(Date of Inception) to
	2006	2005	December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($4,027,546)	($2,841,316)	($12,275,115)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	38,811	136,000	526,184
Minority interest	2,229,950	-	-
Cumulative effect of change in accounting principle	-	324,167	324,167
Loss on unconsolidated subsidiary	-	-	60,134
Provision for doubtful accounts	-	-	14,326
Loss on foreign currency translation	-	-	(3,526)
Loss on disposal of subsidiaries, net of tax	48,142	-	48,142
Share based payment	2,897,459	-	2,911,070
Changes in assets and liabilities:
Accounts receivable	(860,731)	(45,886)	(941,556)
Due from related parties	108,209	(41,485)	(151,534)
Other receivables	(292,578)	-	-
Advance payments	(2,129,530)	-	-
Prepaid expenses and other current assets	48,207	(32,103)	-
Other assets	45,028	(14,791)	-
Accounts payable and accrued expenses	1,568,880	869,731	2,722,816
Other liabilities	(199,739)	(17,151)	43,110
Net Cash Used In Operating Activities	(525,438)	(1,662,834)	(6,721,782)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in unconsolidated subsidiary	-	-	(409,832)
Increase in goodwill	-	-	-
Purchase of property and equipment	(18,349)	(50,786)	(262,112)
Net Cash Used In Investing Activities	(18,349)	(50,786)	(671,944)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placement of common stock	932	220	1,898,583
Repurchase of treasury stock	-	-	(432)
Net proceeds from private placement of common stock	-	1,669,931	4,000,000
Net proceeds from convertible debt	3,000,000	-	3,000,000
Proceeds from officers’ advances	82,275	-	874,442
Net Cash Provided By Financing Activities	3,083,207	1,670,151	9,772,593

EFFECT OF FOREIGN CURRENCY CONVERSION
ON CASH	(295,229)	52,201	(71,068)

NET INCEASE IN CASH	2,244,191	8,732	2,307,799

CASH AND CASH EQUIVALENTS - BEGINNING	63,608	54,876	-

CASH AND CASH EQUIVALENTS - ENDING	$2,307,799	$63,608	$2,307,799

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

China Biopharma, Inc. (“CBI” or “the Company”) is a provider of biopharmaceutical products with its focus mainly on the development and sale of human vaccines. In 2006, CBI re-focused its business from telecommunications to biopharmaceuticals. Currently, CBI develops its products in China and distributes these products in China and in one other country. The Company has established its distribution and development platform in China as a result of its acquisition of its interest in its majority owned subsidiary, Hainan CITIC Bio-pharmaceutical Development Co., Ltd. (“HCBD”) and, as a result of its joint venture with Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd.

The Company was incorporated as Techedge, Inc. (“Techedge”) in Delaware in July 2002 to serve as the successor to the business and interests of BSD Development Partners, LTD. BSD was a Delaware limited partnership formed in 1997 for the purpose of investing in the intellectual property of emerging and established companies BSD merged with Techedge in September 2002. From September 2002 until June 2004, Techedge endeavored to continue the business of BSD and sought to enhance the liquidity of the securities owned by its investors by becoming subject to the reporting requirements of the Exchange Act and by seeking to have its common stock quoted on the OTC Bulletin Board, or OTCBB.

China Quantum Communications, Ltd. ("CQ") was organized on October 4, 2000. The primary business of China Quantum Communications, Ltd. is to provide wireless, VoIP, and value-added communication services to commercial and residential users in the U.S. and China.

On December 29, 2000, CQ purchased 100% of the common stock of China Quantum Communications, Inc., which was formed on September 13, 2000, and China Quantum Communications, Inc. became a wholly owned subsidiary. Based on its controlling interest in China Quantum Communications, Inc., the operating results of China Quantum Communications, Inc. are included in the consolidated results of the Company since December 29, 2000.

On January 21, 2001, CQ formed China Quantum Communications, Ltd. (China), a wholly owned subsidiary. Based on its controlling interest in China Quantum Communications Ltd. (China), the operating results of China Quantum Communications, Ltd. (China) are included in the consolidated results of the Company since January 21, 2001.

In January 2001, CQ purchased 100% ownership of Zhejiang VSAT Satellite Communications Co., Ltd., owned in the majority by the Company's CEO. In September 2002, the Board of Directors authorized the issuance of 1,325,400 shares of Series A preferred stock as final consideration for the transaction. This transaction was accounted for as a purchase pursuant to SFAS Statement No. 141, “Business Combinations". The total purchase price of approximately $226,528, which was based on the fair market value of the assets purchased, was allocated among the various assets purchased in the acquisition.

On June 9, 2004, Techedge, Inc., acquired all of the issued and outstanding stock of China Quantum Communications, Ltd., a Cayman Islands company ("CQ"), pursuant to a Share Exchange Agreement (the "Exchange Agreement"), by and among the Company, the shareholders of the Company, CQ and the shareholders of CQ.

Pursuant to the Exchange Agreement, CQ became a wholly-owned subsidiary of the Company, and in exchange for the CQ shares, the Company issued 72,000,000 shares of its common stock to the shareholders of CQ, representing approximately 90% of the Company's outstanding stock at the time.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS (continued)

For accounting purposes, because the Company had become a shell company prior to the share exchange, the share exchange was treated as a recapitalization of the Company. As such, the historical financial information prior to the share exchange is that of CQ and its subsidiaries. Historical share amounts have been restated to reflect the effect of the share exchange.

On January 26, 2006, the Company announced its plans to re-position itself for bio-pharmaceutical and other high growth opportunities in China, while continuing its commercialization of its high potential Mobile Voice over IP solutions.

In conjunction with the Company’s re-positioning plans, on February 27, 2006 the Company entered into an agreement to transfer ownership of its Chinese subsidiary Zheiiang Guang Tong Wang Luo Co., Ltd to third parties. On January 1, 2006, the Company also entered into an agreement to transfer ownership of its U.S. subsidiary China Quantum Communications, Inc. to a former employee.

During the quarter ended June 30, 2006, the Company entered into a Share Exchange Agreement for the purpose of acquiring 100% of the outstanding capital stock of China Biopharma Limited (“CBL”), a Cayman Islands Company, which has rights to invest in Tianyuan Bio-Pharmaceuticals Company, Ltd. and Zhejiang Tianyuan Biotech Co., Ltd. (“ZTBC”). In exchange for 100% of the outstanding capital of CBL, the Company issued a total of 3,000,000 shares of restricted common stock.

On July 14, 2006, Techedge and China Biopharma, Inc. (“CBI”), a Delaware corporation and a wholly-owned subsidiary of Techedge, executed and delivered a Plan and Agreement of Merger whereby the parties agreed to merge CBI with and into Techedge, with Techedge being the surviving corporation. By virtue of, and effective upon the consummation of the Merger, the Certificate of Incorporation of the Company was amended to change its name from “Techedge, Inc.” to “China Biopharma, Inc.” The Merger became effective on August 10, 2006.

Zhejiang Tianyuan Biotech Co., Ltd. (“ZTBC”) is a Sino-US joint Venture between China Biopharma Limited and Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd. (“Zhenjiang Tianyuan”). The Company owns 65% of ZTBC and Zhejiang Tianyuan owns 35% of ZTBC. ZTBC was formed on June 24, 2006 and was funded on December 22, 2006. Of the total $3,000,000 initial capitalization of ZTBC, CBL invested $1,950,000 and Zhejiang invested $1,050,000 in cash.

In April 2006, ZTBC acquired 20% of the outstanding stock of HCBD from three individuals in consideration for a payment of $600,000; In August 2006, ZTBC acquired an additional 40% of the outstanding stock of HCBD from CITIC Pharmaceutical and China Biological Engineering Corporation in consideration for a payment of $1,200,000. In December 2006, ZTBC acquired another 10% of the outstanding stock of HCBD from one individual in consideration for a payment of $300,000. The remaining 30% of HCBD is owned by Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd. (20%) and by one of its original owners (10%).

The Company’s products consist of primarily vaccines for preventing and treating various diseases and illnesses in humans. Currently, the Company provides and distributes its products in China and also exports them internationally.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of China Biopharma, Inc. and it’s wholly and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

The Company recognizes revenue for its products and services at the time the products and the services we sold are provided to the end user.

CASH AND CASH EQUIVALENTS

For the purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash on hand, deposits in banks, and all highly liquid investments with a maturity of three months or less.

ACCOUNTS RECEIVABLE AND BAD DEBT RESERVES

The Company provides credit in the normal course of business. The Company continuously performs credit evaluations of its customers, considering numerous inputs including past payment history, financial condition, and other information. While the Company believes that adequate allowances for doubtful accounts have been provided in the financial statements, it is possible that the Company could experience unexpected credit losses.

The Company provides for an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. Estimated losses are based on a review of the current status of the existing receivables. The bad debt reserve was $53,620 at December 31, 2006.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of five years. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

Under SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company's long-lived assets are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company also assesses these assets for impairment based on their estimated future cash flows. The Company has not incurred any losses in connection with the adoption of this statement.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheet for China Biopharma, Inc.'s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for China Biopharma, Inc.'s amounts recorded as other liabilities and due to officers approximate their values based on current rates at which the Company could borrow funds with similar maturities.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was $-0-, $7,684 and $159,731 for the years ended December 31, 2006 and 2005 and for the period from September 13, 2000 (date of inception) to December 31, 2006, respectively.

COMPREHENSIVE INCOME (LOSS)

The Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting of comprehensive income and its components. In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency translation adjustment.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to operations as incurred and amounted to $-0-, $611,362, and $2,274,698 for the years ended December 31, 2006 and 2005 and for the period from September 13, 2000 (date of inception) to December 31, 2006, respectively. Costs consist primarily of salaries and related costs of employees engaged in research, design and development activities, the cost of parts for prototypes and equipment depreciation.

FOREIGN CURRENCY TRANSLATION

Substantially all of the Company's operations are conducted in China and the financial statements are translated from China's Renminbi, the functional currency, into U.S. Dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Accordingly, all foreign currency assets and liabilities are translated at the period-end exchange rate and all revenues and expenses are translated at the average exchange rate for the period.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FOREIGN CURRENCY TRANSLATION (continued)

The effects of translating the financial statements of foreign subsidiaries into U.S. Dollars are reported as a cumulative translation adjustment, a separate component of comprehensive income in stockholder's equity. Foreign currency transaction gains and losses are reported in earnings and consisted of $-0- of gains in 2006, $-0- of gains in 2005 and $660 of gains for the period from September 13, 2000 (date of inception) to December 31, 2006.

LOSS PER COMMON SHARE, BASIC AND DILUTED

China Biopharma, Inc. accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Certain common equivalent shares have been excluded from the computation of diluted EPS since their effect would be anti-dilutive.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

FINANCIAL RISKS

At times throughout the year, the Company may maintain certain bank account balances in excess of FDIC insured limits.

GEOGRAPHICAL RISKS

For the year ended December 31, 2006, substantially all of the Company's assets and operations were based in China. Therefore, the Company's business, financial condition and results of operations may be adversely affected by significant political, economical and social uncertainties in China.

SEGMENT REPORTING

In accordance with SFAS No. 131 “disclosures about segments of Enterprises and related information”, the Company is considered to be a single reporting segment.

RECLASSIFICATIONS

Certain amounts in the 2005 financial statements have been reclassified for comparative purpose to conform to presentation in the 2006 financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying misstatement that, when all relevant quantitative and qualitative factors considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with early application encouraged. The Company does not believe that SAB 108 will have a material impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132®” (“SFAS 158”) requires employers to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position. Further, SFAS 158 requires employers to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements

In June 2006, the FASB ratified the consensus reached by the EITF related to EITF Issue No. 06-5 “Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life insurance” (“EITF 06-5”), which requires that a policyholder consider additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the life insurance policy. EITF 06-5 provides additional guidance for determining the amount to be realized, including the policy level for which the analysis should be performed, amounts excluded and measurement criteria. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In November 2005, the FASB issued Staff Position Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. This statement addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The statement is effective for reporting periods beginning after December 15, 2005. The Company does not believe adoption of this statement will have material impact on the Company’s financial statements.

In October 2005, the FASB issued Staff Position No. 13-1, “Accounting for Rental Costs Incurred During a Construction Period”, or FSP 13-1 states that rental costs associated with ground or building operating leases incurred during a construction period shall be recognized as rental expense and not capitalized. FSP 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In June 2005, the EITF reached a consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination”. EITF 05-6 requires leasehold improvements purchased after the beginning of the initial lease term or that are acquired in a business combination to be amortized over the lesser of the useful life of the assets of a term that includes the original lease term plus any renewals that are reasonably assured at the date the leasehold improvements are purchased or acquired. In September 2005, the EITF modified the consensus to clarify that this issue does not apply to preexisting leasehold improvements. This guidance was effective for leasehold improvements purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of this statement did not have a material impact on the Company’s financial statements.

In June 2005, the FASB issued Staff Position No. 143-1, “Accounting for Electronic Equipment Waste Obligations”, or FSP 143-1 provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations that arise from European Union (“EU”) Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”). FSP 143-1 is effective the later of the first reporting period that ends after June 8, 2005 or the date that the EU-member country adopts a law to implement the Directive. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statement.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 requires that changes in accounting principle be retrospectively applied. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligation”, or FIN 47, to clarify that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity must recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement did not have a material impact on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (Revised 2004) “Share-based Payment” that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the fair value on the date of grant of the equity or liability instruments issued. In addition, the fair value of liability instruments will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. In March 2005, the SEC issued Staff Accounting Bulletin 107 which describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123 (Revised) with existing SEC guidance. In April 2005, the SEC deferred the effective date for SFAS No. 123 (Revised) to the beginning of the first fiscal year that begins after June 15, 2005. The adoption of this statement did not have material impact on the Company’s financial statements.

In October 2004, the Emerging Issues Task Force, or EITF, finalized its consensuses on EITF 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination”. The consensuses in EITF 04-01 provide guidance on how to account for the settlement of a preexisting relationship and how it affects the accounting of the business combination. EITF 04-01 is effective for business combinations consummated in reporting periods beginning after October 13, 2004. The adoption of this statement did not have material impact on the Company’s financial statements.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 3 - ADOPTION OF NEW ACCOUNTING STANDARDS

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R) “Share-Based Payment” using the modified prospective application. The Company has been expensing share based awards granted after January 1, 2003 under the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”. For the fiscal year ended December 31, 2006, included in net loss was expense of $2,897,459 after tax of stock based compensation related to stock options and warrants granted. If the Company had followed the fair value recognition provisions of SFAS 123(R) for all outstanding and unvested stock options and other stock-based compensation for the fiscal year ended December 31, 2005, there would have been no material impact on the Company’s financial statements.

NOTE 4 - LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through December 31, 2006 the Company had incurred development stage losses totaling $12,275,115, and net cash used in operation activities of $6,721,782. At December 31, 2006, the Company had $2,307,799 of cash and cash equivalents and $941,556 of net trade receivables to fund short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, and (2) continue it’s planned repositioning for bio-pharmaceutical opportunities in China.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2007. Management's plans in this regard include, but are not limited to, the following:

Management believes that actions presently being taken to complete the Company's development stage through re-focusing its business from telecommunications to biopharmaceuticals will be successful. However, there can be no assurance that CBI will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 5 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

			For the period from
			September 13, 2000
	December 31,		(date of inception) to
	2006	2005	December 31, 2006
Interest paid	$-	$-	$-
Income taxes paid	$800	$800	$3,773

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment, at cost, consists of the following at December 31, 2006:

Equipment	$601,186
Office furniture and equipment	15,067
616,253

Less: Accumulated depreciation	(526,184)

$90,069

Depreciation expense for the years ended December 31, 2006 and 2005 and for the period from September 13, 2000 (date of inception) to December 31, 2006, was $38,811, $136,000 and $526,184, respectively, of which $-0-, $32,245 and $146,000 respectively, was included in research and development expense.

NOTE 7 - STOCKHOLDERS' EQUITY

On October 4, 2000, in connection with its incorporation, China Quantum Communications, Ltd. ("CQ") had authorized capital of 50,000 ordinary shares with a par value of $0.0001.

On January 2, 2001, CQ sold 48,000,000 ordinary shares (which were exchanged for 63,619,200 shares of Techedge common stock as part of the Share Exchange (as defined below) in a private placement with proceeds of $4,800.

On January 10, 2001, CQ increased its authorized capital to 60,000,000 ordinary shares, par value $0.0001 per share, by subdividing its existing authorized shares.

On May 2, 2001, CQ sold 4,000,000 Series A preferred shares (which were exchanged for 5,301,600 shares of Techedge common stock as part of the Share Exchange) in a private placement for proceeds of $4,000,000.

On May 2, 2001, CQ increased its authorized capital to provide for 75,000,000 ordinary shares, par value $0.0001 per share, and 6,250,000 Series A preferred shares.

On September 18, 2002, CQ issued 3,000,000 ordinary shares (which were exchanged for 3,976,200 shares of Techedge common stock as part of the Share Exchange) shares for all of the assets of WCG Communications, LLC, a company owned in the majority by the Company's CEO for $111,863, the fair market value.

On September 18, 2002, CQ issued 1,000,000 Series A preferred shares (which were exchanged for 1,325,400 shares of Techedge common stock as part of the Share Exchange) for 100% ownership of Zhejiang VSAT Satellite Communication Co., Ltd., a company owned in the majority by the Company's CEO for $226,528, the fair market value.

During the year ended December 31, 2003, CQ issued 108,800 ordinary shares (which were exchanged for 144,204 shares of Techedge Common Stock in the Share Exchange) and 13,600 Series A preferred shares (which were exchanged for 18,025 shares of Techedge common stock in the Share Exchange) to consultants for services performed. The Company recognized a charge of operations of $13,611, based upon the fair market value of the services provided.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 7 - STOCKHOLDERS' EQUITY (continued)

On May 6, 2004, the CQ board of directors approved the purchase and cancellation of 4,320,000 ordinary shares from a related party for an aggregate price of $432.

On June 4, 2004, CQ sold 2,520,000 ordinary shares (which were exchanged for 3,340,008 shares of Techedge common stock in the Share Exchange) in a private placement for proceeds of $504,000.

On June 9, 2004, the Company completed the merger with CQ, Pursuant to the Exchange agreement; the shareholders of CQ exchanged all of their outstanding preferred and common shares (5,013,600 and 49,308,800, respectively) for 72,000,000 shares of the Company's common stock, representing approximately 90% of the Company's common stock at the time.

In February 2005, the company completed a private placement of 260,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $260,000.

During the quarter ended, March 31, 2005, the Company granted 402,000 fully vested, nonforfeitable warrants to purchase shares of common stock to two consultants for services in addition to cash payments.

During the quarter ended, March 31, 2005, the Company granted 100,000 fully vested, nonforfeitable shares of common stock to a consultants for services

In April 2005, the company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant.

In May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

Also in May 2005 the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

In July 2005, the Company completed a private placement of 1,000,00,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $500,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 400,000 shares at an exercise price of $0.75 per share. A value of $168,000 of the proceeds has been allocated to the warrant.

In July 2005, the Company entered into a service agreement pursuant to which the Company agreed to issue warrants to purchase up to an aggregate of 200,000 shares (the Warrant Shares) of the Company's common stock in exchange for investor relations services. Techedge has the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. The Warrant Shares shall vest in accordance with the following schedule and are purchasable at the following exercise prices:

50,000 Warrant Shares are immediately vested and may be purchased at an exercise price of $0.90 per share;

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 7 - STOCKHOLDERS' EQUITY (continued)

50,000 Warrant Shares will vest on the 91st day following the date of service agreement and may be purchased at an exercise price of $1.10 per share;

50,000 Warrant Shares will vest on the 181st day following the date of service agreement and may be purchased at an exercise price of $1.30 per share;

50,000 Warrant Shares will vest on the 271st day following the date of service agreement and may be purchased at an exercise price of $1.50 per share;

The warrants shall terminate on the 24-month anniversary of the effective date of a registration statement filed by the Company to register the resale of the Warrant Shares; provided, however, in the event that Techedge elects to terminate the service agreement early as described above, the Warrants will terminate as to any Warrant Shares that are not then vested. By October 5, 2005, the Company terminated such service, resulting in only 50,000 Warrant Shares vested with an exercise price of $0.90 per share.

On November 29, 2005, the Company made a modification to the exercise price of the warrants in conjunction with a private placement completed in May and July, 2005 from the original exercise price of $1.10 per share to an amended exercise price of $0.40 per share.

On January 24, 2006, the Company granted 2,701,000 options of which 1,901,000 are fully vested, to purchase shares of common stock at an excise price of $0.52 to officers, employees and consultants of the Company.

In December 2006, the Company amended its Certificate of Incorporation to increase the number of authorized shares of its common stock from 100,000,000 to 200,000,000.

SECURED CONVERTIBLE PROMISSORY NOTES

On December 13, 2006, the Company entered into a Subscription Agreement with respect to the issuance and sale of $3,000,000 aggregate principal amount of its Secured Convertible Promissory Notes due December 13, 2008. The Notes are convertible at the option of the holders at any time into shares of the Company’s common stock. Prior to the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at a per share conversion price equal to $0.25 per share. Following the occurrence of an Event of Default (as defined in the Notes), the Notes are convertible at the lesser of $0.25 per share and 75% of the average of the closing bid prices for the common stock for the five trading days prior to the date of conversion. The Notes bear interest at a rate of eight percent (8%) per annum. Monthly payments, consisting of principal and accrued interest on the Notes shall commence March 13, 2007. The Company may, at its option pay the monthly payments in the form of either cash or shares of common stock. In the event that the Company elects to pay the monthly amount in cash, the Company shall be obligated to pay 115% of the principal amount component of the monthly amount and 100% of all other components of the monthly amount. In the event that the Company elects to pay the monthly amount in shares of common stock, the stock shall be valued at an applicable conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average of the closing bid price of the common stock on the principal market on which the common stock is then traded or included for quotation for the five trading days preceding the applicable repayment date.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 7 - STOCKHOLDERS' EQUITY (continued)

SECURED CONVERTIBLE PROMISSORY NOTES (continued)

Provided that an Event of Default has not occurred, the Company may, at its option, prepay the outstanding principal amount of the Notes, in whole or in part, at any time upon 30 days written notice to the holders by paying 120% of the principal amount to be repaid together with accrued interest plus any other sums due thereon to the date of redemption. The Notes are secured by a Security Agreement entered into by and among the Company, CQCL, CBL, and QCCN and Barbara R. Mittman, as collateral agent for the purchasers of the Notes. The obligations of the Company under the Subscription Agreement with respect to the Notes and the Notes are guaranteed by the CQCL, CBL and QCCN pursuant to a Guaranty, dated as of December 13, 2006, entered into by the CQCL, CBL and QCCN, for the benefit of the purchasers of the Notes.

In connection with the sale of the Notes, the Company also issued to the purchasers of the Notes, Class A Warrants to purchase up to an aggregate of 6,000,000 shares of common stock and Class B Warrants to purchase up to an aggregate of 6,000,000 shares of common stock (each a “Warrant” and collectively, the “Warrants”). One Class A Warrant and one Class B Warrant were issued for each two shares of common stock that would have been issuable on the closing date assuming the complete conversion of the Notes on such date. The Class A Warrants have an exercise price of $0.30 per share and the Class B Warrants have an exercise price of $0.40.

Melton Management Ltd. acted as the finder with respect to the issuance and sale of the Notes and received a warrant to purchase 2,400,000 shares of our common stock at an exercise price of $0.30 per share.

EQUITY COMPENSATION PLAN

On December 29, 2000, China Quantum Communications, Ltd. established its Stock Option Plan (the "Plan"), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. The vesting of such options is four years and the options expire in ten years. On August 4, 2004, Techedge, Inc. adopted the 2001 Stock Option Plan established by China Quantum Communications, Ltd. under an Option Exchange agreement approved by the board of directors. Pursuant to the agreement, the Company exchanged an option to purchase 1.3254 shares of Techedge common stock for each option to purchase one ordinary share of China Quantum Communications, Ltd. All other terms and conditions of existing stock option agreements remain unchanged as to exercise price and vesting. The amounts presented in the table below have been restated to reflect the change.

On May 20, 2005 the Company's stockholders approved the 2005 Equity Compensation Plan (the 2005 Plan) and no additional options to purchase shares of common stock will be granted under the 2001 Stock Option Plan. Under the 2005 Plan, the Company may grant options to purchase shares of the Company's common stock, stock purchase rights and restricted or unrestricted stock awards of shares of common stock to eligible employees, directors and consultants, determine the terms and conditions of each option, stock purchase right or award and adopt, amend and rescind rules and regulations for the administration of the 2005 Plan.

The 2005 Plan will be administered by a duly authorized committee appointed by the Board of Directors. The aggregate number of shares of common stock available for issuance in connection with options granted under the 2005 Plan will be 8,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 7 - STOCKHOLDERS' EQUITY (continued)

EQUITY COMPENSATION PLAN (continued)

The Committee determines the exercise price of options granted under the 2005 Plan, however the exercise price must be at least equal to the fair market value per share of common stock (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder) issuable upon exercise of the option at the time the incentive option was granted. No options may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of the grant.

A summary of the stock option activity for the years ended December 31, 2006 and 2005 pursuant to the terms of the Plan, which include incentive stock options and non-qualified stock options, is set forth below:

		Weighted
	Number of	Average
	Options	Exercise Price
Outstanding at December 31, 2004	4,266,685	$0.20

Granted	-	-

Exercised	-	-
Canceled / Expired	-	-

Outstanding at December 31, 2005	4,266,685	$0.20

Granted	2,701,000	0.52

Exercised	-	-

Outstanding at December 31, 2006	6,967,085	$0.32

Exercisable at December 31, 2006	6,500,701	$0.32

The per share weighted average remaining life of the options outstanding at December 31, 2006 and 2005 is 3.6 and 5.1 years, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company records material related party transactions. Those charges are included in general and administrative expenses.

The Company occasionally engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005
NOTE 8 - RELATED PARTY TRANSACTIONS (continued)

Following is a summary of transactions and balances with affiliated entities and related parties for 2006 and 2005:

			For the period from
			September 13, 2000
	December 31,		(date of inception) to
	2006	2005	December 31, 2006
Revenues from related parties	$24,100	$44,626	$93,546

Purchases and expenses to related parties	$74,765	$47,635	$214,541

Due from related parties	$151,534	$259,743	$151,534

Due to officers	$956,717	$874,442	$956,717

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO and CFO. No written repayment agreements exist with either officer. Amounts are unsecured, non-interest bearing and due upon demand.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company leases office equipment and certain office space in New Jersey, New York and the Peoples’ Republic of China under operating leases. Lease agreements vary from one to four-year lease agreements with a renewal option for New Jersey for two additional years. The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006.

Year ending December 31,
2007	$43,200
2008	14,400
2009	14,400
2010	14,400

Total minimum payments required	$86,400

The leases also contain provisions for contingent rental payments based upon increases in taxes and common area maintenance expense.

Following is a summary of rental expenses under all operating leases:

	December 31,
	2006	2005
Minimum rentals	$133,000	$146,186
Contingent rentals	2,352	2,352

Total rent expense	$135,352	$148,538

CHINA BIOPHARMA, INC. AND SUBSIDIARIES
(FORMERLY TECHEDGE, INC)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 10- SEGMENT REPORTING

The company intends to distribute biopharmaceutical products. In 2006 substantially all of the Company’s operations are based in China. In accordance with SFAS No. 131 “Disclosures about Segments of an Enterprises and Related Information”, the Company is considered a single reportable segment. The Company is required to disclose certain information about revenues, information about geographic areas, information about major customers, and information about long-lived assets.

	Year Ended December 31, 2006
	United States	China	Total
Revenues	$-	$1,202,763	$1,202,763

Long-lived assets	$-	$90,069	$90,069

	Year Ended December 31, 2005
	United States	China	Total
Revenues	$244,604	$5,091	$249,695

Long-lived assets	$-	$110,531	$110,531

For the years ended December 31, 2006 and 2005, the Company did not have any major customers.

NOTE 11- SUBSEQUENT EVENTS

On January 26, 2007, the Company’s board of directors approved the capital reduction from $6,000,000 to $3,000,000 for the total capitalization of Zhejiang Tianyuan Biotech Co., Ltd, the Company’s majority owned subsidiary.

In 2007, the Company issued an aggregate of 25,041,747 shares of common stock to the holders of the Secured Convertible Promissory Notes as conversion of the principal and accrued interest of the Notes worth approximately $1,122,609 at the average conversion price of $0.045 per share.

In 2007, the Company issued an aggregate of 48,791,027 shares of common stock to the investors pursuant to Section 12(c), “Favored Nations Provision,” of the Securities Purchase Agreement dated April 29, 2005, as amended, between the investors and the Company. According to this Favored Nations Provision, if at any time shares are held by such investors until three years after the Actual Effective Date, the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share of Common Stock or exercise price per share of Common Stock which shall be less than the per share Purchase Price of the Shares, or less than the exercise price per Warrant Share, respectively, without the consent of each of such investors holding Shares, Warrants, or Warrant Shares, then the Company shall issue, for each such occasion, additional shares of Common Stock to each of such investors so that the average per share purchase price of the shares of Common Stock issued to the investors (of only the Shares or Warrant Shares still owned by the investors) is equal to such other lower price per share and the Warrant Exercise Price shall automatically be reduced to such other lower price per share.

On November 13, 2007, the Board of Directors of the Company by unanimous written consent approved Mr. John F. Murray to resign from the position of Chief Financial Officer for personal matters, and appointed Mr. Chunhui Shu to serve as Interim Chief Financial Officer of the Company, effective immediately.